Exhibit 99.1
Part II
Item 6. Selected Financial Data
     The following table presents selected financial data of the Company for each of the five years in the period ended December 31, 2008. Certain amounts for the prior years have been reclassified to conform to the current year presentation. Additionally, the Company has revised the presentation of its earnings per share to reflect the retrospective application of Financial Accounting Standards Board (FASB) Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (FSP EITF 03-6-1). For a more complete understanding of this selected financial data and FSP EITF 03-6-1, see Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and the notes thereto.

	2008	2007
	(As Restated	(As Restated	2006	2005
In thousands, except per share amounts	and Adjusted)	and Adjusted)	(As Adjusted)	(As Adjusted)	2004
Net operating revenues	$733,470	$776,956	$770,539	$703,426	$741,154

Impairment charges	662,151	14,363	—	—	—
All other operating costs and expenses	529,284	556,737	537,858	505,896	506,428

Total operating costs and expenses	1,191,435	571,100	537,858	505,896	506,428

Earnings (loss) from operations	(457,965)	205,856	232,681	197,530	234,726
Other income and expense	(63,247)	(88,228)	(86,964)	(90,485)	(89,798)
Income tax benefit (expense)	67,042	(44,130)	(50,338)	(41,076)	(55,946)

Net earnings (loss) from continuing operations	(454,170)	73,498	95,379	65,969	88,982
Earnings (loss) from discontinued operations, net of tax(a)	(4,996)	(323,510)	35,147	61,719	43,514

Net earnings (loss)	$(459,166)	$(250,012)	$130,526	$127,688	$132,496

Net earnings (loss) per share — Basic
Earnings (loss) per share from continuing operations	$(4.45)	$.71	$.91	$.59	$.77
Earnings (loss) per share from discontinued operations(a)	(.05)	(3.16)	.34	.55	.38

Basic earnings (loss) per share	$(4.50)	$(2.45)	$1.25	$1.14	$1.15

Net earnings (loss) per share — Diluted
Earnings (loss) per share from continuing operations	$(4.45)	$.71	$.91	$.58	$.76
Earnings (loss) per share from discontinued operations(a)	(.05)	(3.16)	.34	.54	.37

Diluted earnings per share	$(4.50)	$(2.45)	$1.25	$1.12	$1.13

Cash dividends paid	$.30	$.50	$.475	$.40	$.385

Total assets	$1,849,179	$3,186,834	$3,605,927	$3,589,213	$3,588,000
Long-term debt	$1,092,765	$1,168,140	$1,283,434	$1,244,875	$1,170,150

(a)	Earnings (loss) from discontinued operations include the operations of the newspaper businesses and related assets that were spun-off to A. H. Belo in February 2008.
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The following information should be read in conjunction with the other sections of the Annual Report on Form 10-K/A, including Item — Business, Item 1A — Risk Factors, Item 6 — Selected Financial Data, Item 7A — Quantitative and Qualitative Disclosures about Market Risks, Item 9A — Controls and Procedures and the Consolidated Financial Statements and the notes thereto. Management’s Discussion and Analysis of Financial Condition and Results of Operations contains a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this filing and particularly in Item 1A — Risk Factors.
     All references to earnings per share represent diluted earnings per share.
OVERVIEW
     Belo, a Delaware corporation, began as a Texas newspaper company in 1842 and today is one of the nation’s largest publicly-traded pure-play television companies. The Company owns 20 television stations (nine in the top 25 U.S. markets) that reach 14 percent of U.S. television households, including ABC, CBS, NBC, FOX, CW and MyNetwork TV affiliates, and their associated Web sites, in 15 highly-attractive markets across the United States. The Company also manages one television station through a local marketing agreement (LMA), and owns two local and two regional cable news channels and holds ownership interests in two other cable news channels.
     The Company believes the success of its media franchises is built upon providing the highest quality local and regional news, entertainment programming and service to the communities in which they operate. These principles have built durable relationships with viewers, readers, advertisers and online users and have guided Belo’s success.
     On February 8, 2008, the Company completed the spin-off of its former newspaper businesses and related assets into a separate public company, A. H. Belo, which has its own management and board of directors. The spin-off was accomplished by transferring the subject assets and liabilities to A. H. Belo and distributing a pro-rata, tax-free dividend to the Company’s shareholders of 0.20 shares of A. H. Belo Series A common stock for every share of Belo Series A common stock, and 0.20 shares of A. H. Belo Series B common stock for every share of Belo Series B common stock, owned as of the close of business on January 25, 2008. See “Liquidity and Capital Resources” for further discussion on the spin-off.
     Except as otherwise noted, the Company has no further ownership interest in A. H. Belo or in any of the newspaper businesses or related assets, and A. H. Belo has no ownership interest in the Company or any television station businesses or related assets. The historical operations of the newspaper businesses and related assets are included in discontinued operations in the Company’s financial statements.
     The Company intends for the discussion of its 2008 and prior period financial condition and results of operations that follows to provide information that will assist in understanding the Company’s financial statements, the changes in certain key items in those statements from period to period and the primary factors that accounted for those changes, as well as how certain accounting principles, policies and estimates affect the Company’s financial statements.
RESULTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
Consolidated Results of Operations

	2008	Percentage	2007	Percentage
Year ended December 31,	(As Restated)	Change	(As Restated)	Change	2006
Net operating revenues	$733,470	(5.6)%	$776,956	0.8%	$770,539

Impairment charges	662,151	—	14,363	100.0%	—
Other operating costs and expenses	529,284	(4.9)%	556,737	3.5%	537,858

Total operating costs and expenses	1,191,435	108.6%	571,100	6.2%	537,858

Earnings (loss) from operations	(457,965)	(322.5)%	205,856	(11.5)%	232,681
Other income (expense)	(63,247)	(28.3)%	(88,228)	1.5%	(86,964)

Earnings (loss) from continuing operations before income taxes	(521,212)	(543.1)%	117,628	(19.3)%	145,717
Income tax (benefit) expense	(67,042)	(251.9)%	44,130	(12.3)%	50,338

Net earnings (loss) from continuing operations	$(454,170)	(717.9)%	$73,498	(22.9)%	$95,379

Net Operating Revenues

		Percentage		Percentage
Year ended December 31,	2008	Change	2007	Change	2006
Non-political advertising	$619,476	(13.0)%	$711,825	5.2%	$676,953
Political advertising	56,223	284.7%	14,615	(68.9)%	47,050
Other	57,771	14.4%	50,516	8.6%	46,536

Net operating revenues	$733,470	(5.6)%	$776,956	0.8%	$770,539

     Non-political advertising revenues decreased $92,349, or 13.0 percent, in the year ended December 31, 2008, as compared to the year ended December 31, 2007. This decrease is primarily due to a $95,832, or 14.2 percent, decrease in local and national spot revenue partially offset by a $3,785, or 14.1 percent, increase in advertising revenue generated from the television station’s Web sites as compared with the year ended December 31, 2007. Spot revenue decreases were noted in most categories, including the major categories of automotive, retail, entertainment, restaurants and home improvement. A few less significant categories such as consumer services and financial services showed increases versus the prior year. The decrease in non-political advertising revenue was partially offset by an increase in political advertising revenues. Political advertising revenues increased $41,608, or 284.7 percent, in the year ended December 31, 2008, as compared with the year ended December 31, 2007. Political revenues are generally higher in even numbered years than in odd numbered years due to elections for various state and national offices. Other revenues increased primarily due to an increase in retransmission revenues.
     Non-political advertising revenues increased $34,872, or 5.2 percent, in the year ended December 31, 2007 as compared to the year ended December 31, 2006. This increase is a combination of a $24,463, or 3.8 percent, increase in local and national spot revenue and a $7,767, or 40.9 percent, increase in advertising revenue generated from the Television Group’s Web sites as compared with the year ended December 31, 2006. Spot revenue increases in the home improvement, telecommunications, furniture and restaurant categories were partially offset by decreases in the automotive and department store categories. The increase in non-political advertising revenue was partially offset by a decrease in political advertising revenues. Political advertising revenues decreased $32,435, or 68.9 percent, in the year ended December 31, 2007, as compared with the year ended December 31, 2006. Other revenues increased primarily due to an increase in retransmission revenues.
Operating Costs and Expenses
     Station salaries, wages and employee benefits decreased $9,106, or 3.8 percent, for the year ended December 31, 2008, compared to the year ended December 31, 2007, primarily due to an $8,529 decrease in bonus and commission expenses. Station programming and other operating costs decreased $3,155, or 1.4 percent, primarily due to a non-cash expense reduction of $6,379, relating to a 2005 Federal Communications Commission (FCC) decision that allowed a major wireless provider to finance the replacement of analog newsgathering equipment with digital equipment in exchange for stations vacating the analog spectrum earlier than required. Seven Belo markets converted to this digital equipment in 2008. Additionally, there was a $5,031 decrease in advertising and promotion and sales projects expenses and a $1,240 decrease in travel and entertainment expense. These credits and expense decreases were partially offset by a $5,173 increase in outside services and a $4,103 increase in programming costs.
     Station salaries, wages and employee benefits increased $5,434, or 2.3 percent, for the year ended December 31, 2007, compared to the year ended December 31, 2006, primarily due to higher full-time salary, medical and workers compensation expenses partially offset by a decrease in pension expense resulting from the Company’s curtailment of its defined benefit pension plan effective March 31, 2007, and an increase in the discount rate applied to future pension obligations. Station programming and other operating costs increased $11,397, or 5.4 percent, primarily due to increases in consulting costs related to the technology outsourcing initiative announced in the second quarter 2006, and an increase in programming expense due to scheduled rate increases in syndicated programming.
     Corporate operating costs decreased $8,231, or 20.3 percent, in the year ended December 31, 2008, compared to the year ended December 31, 2007. This decrease was primarily due to a $6,197 decrease in share-based compensation, a $2,021 decrease in bonus expense and a $1,408 decrease in supplemental retirement expense related to plans that were suspended in December 2007.

     Corporate operating costs decreased $6,602, or 14.0 percent, in the year ended December 31, 2007, compared to the year ended December 31, 2006. This decrease was primarily due to a $4,230 decrease in outside services that includes a decrease in consulting fees related to technology initiatives. Additionally, the Company recognized a $3,494 reduction in estimated pension expense primarily due to the Company’s curtailment of its defined benefit pension plan effective March 31, 2007.
     During the years ended December 31, 2008 and 2007, the Company incurred $4,659 and $9,267, respectively, in costs related to the spin-off of A. H. Belo. No spin-off costs were incurred during the year ended December 31, 2006.
     In the fourth quarter 2008, the Company recorded a non-cash impairment charge related to goodwill of $350,540 and a non-cash impairment charge for intangible assets related to FCC licenses of $311,611. In the fourth quarter 2007, the Company recorded a non-cash impairment charge related to FCC licenses of $14,363. See Critical Accounting Policies below for further discussion of the goodwill and intangible asset assessment process and related impairment charges recorded by the Company.
     Interest expense decreased $11,401, or 12.1 percent, for the year ended December 31, 2008, compared to the year ended December 31, 2007. Interest expense decreased $1,160, or 1.2 percent, for the year ended December 31, 2007, compared to the year ended December 31, 2006. During 2008, the Company repaid $350,000 of 8% Senior Notes due November 2008 with borrowings under the lower interest rate credit facility. Additionally, in 2008 the Company purchased $43,575 in Senior Notes at a discount. During 2007, the Company repaid $234,477 of 7 1/8% Senior Notes due June 2007 with available cash and borrowings under the lower interest rate credit facility.
     Other income (expense), net, increased $13,580, or 216.7 percent, in 2008, primarily due to a $16,407 gain related to the Company’s fourth quarter 2008 purchase of a portion of its long-term notes. The notes were purchased on the open market at a discount. The 2008 gain is greater than the 2007 one-time gain of approximately $4,000 for Hurricane Katrina insurance proceeds received, resulting in the noted increase in 2008. Other income (expense), net, decreased $2,424 or 27.9 percent in 2007, compared to 2006 as the 2007 Hurricane Katrina insurance proceeds were less than the 2006 one-time gain of $7,536 in miscellaneous income related to a payment associated with a change-in-control provision in one of Belo’s vendor contracts.
     Income taxes decreased $111,172, or 251.9 percent, for the year ended December 31, 2008, compared with the year ended December 31, 2007, primarily due to the tax benefit of $139,972 associated with the impairment charge for goodwill and FCC licenses. Even though the spin-off otherwise qualified for tax-free treatment to shareholders, the Company (but not its shareholders) recognized for tax purposes approximately $51,900 of previously deferred intercompany gains related to the transfer of certain intangibles to A. H. Belo, resulting in a federal income tax obligation of approximately $18,756 which partially offset the benefit previously noted. The Company’s effective tax rate was 12.9 percent for the year ended December 31, 2008.
     Income taxes decreased $6,208, or 12.3 percent, for the year ended December 31, 2007, compared with the year ended December 31, 2006, primarily due to lower taxable income and adjustments related to the implementation of the State of Texas margin tax. The Company also recognized a tax benefit of $5,027 associated with the impairment charge of FCC licenses. The Company’s effective tax rate was 37.5 percent for the year ended December 31, 2007, compared with 34.5 percent for the year ended December 31, 2006. The increase in the Company’s effective tax rate in 2007 is principally due to increased state taxes related to the implementation of the Texas margin tax. In May 2006, the State of Texas enacted legislation replacing its franchise tax with a new margin tax. Despite an effective date of January 1, 2008, the enactment of the Tax Reform Bill represents a change in tax law, and SFAS 109, “Accounting for Income Taxes,” requires that effects of the change be reflected in the financial statements in the quarter in which the new tax is enacted.
     As a result of the matters discussed above, the Company recorded net loss from continuing operations of $(454,170), or $(4.45) per share, for 2008, compared with net earnings from continuing operations of $73,498, or $0.71 per share, for 2007, and net earnings from continuing operations of $95,379, or $0.91 per share, for 2006.
Discontinued Operations
     The historical results of the Company’s former newspaper businesses and related assets are presented as discontinued operations due to the spin-off of these assets into a separate public company on February 8, 2008. All prior period amounts presented in the financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations have been adjusted to reflect this discontinued operations presentation. Certain prior period amounts have been reclassified to conform to current period presentation and to reflect discontinued operations.

FORWARD-LOOKING STATEMENTS
     Statements in Items 7 and 7A and elsewhere in this Annual Report on Form 10-K concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings or other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors described throughout this filing, and particularly in Item 1A - Risk Factors, that could cause actual results to differ materially from those statements.
     Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding the costs, consequences (including tax consequences) and other effects of the distribution of Belo’s newspaper businesses and related assets; changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen; changes in the network-affiliate business model for broadcast television; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions and co-owned ventures; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures, filings with the SEC and elsewhere in this Annual Report on Form 10-K.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
     Belo’s financial statements are based on the selection and application of accounting policies that require management to make significant estimates and assumptions. The Company believes that the following are some of the more critical accounting policies currently affecting Belo’s financial position and results of operations. See the Consolidated Financial Statements, Note 1 — Summary of Significant Accounting Policies, for additional information concerning significant accounting policies.
     Revenue Recognition Broadcast advertising revenue is recorded, net of agency commissions, when commercials are aired. Advertising revenues for Internet Web sites are recorded, net of agency commissions, ratably over the period of time the advertisement is placed on Web sites.
     Program Rights Program rights represent the right to air various forms of first-run and existing second-run programming. Program rights and the corresponding contractual obligations are recorded when the license period begins and the programs are available for use. Program rights are carried at the lower of unamortized cost or estimated net realizable value on a program-by-program basis. Program rights and the corresponding contractual obligations are classified as current or long-term based on estimated usage and payment terms, respectively. Costs of off-network syndicated programs, first-run programming and feature films are amortized on a straight-line basis over the future number of showings allowed in the contract.
     Impairment of Property, Plant and Equipment, Goodwill and Intangible Assets At December 31, 2008, Belo had net investments of $209,988 in property, plant and equipment. The Company reviews the carrying amount of property, plant and equipment for impairment whenever events and circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by comparison of the carrying amount to the future undiscounted net cash flows the property and equipment is expected to generate. Based on assessments performed during the years ended December 31, 2008, 2007 and 2006, there were no indicators of impairment, therefore the Company did not record any impairment losses related to property, plant and equipment.
     At December 31, 2008, Belo had investments in FCC licenses of $967,543. The Company classifies the FCC licenses apart from goodwill as separate indefinite-lived intangible assets. FCC licenses are tested for impairment at least annually as of December 31 on an individual market basis. For FCC licenses, if the carrying amount exceeds the fair value, an impairment loss is recognized in an amount equal to that excess. The fair values of FCC licenses are determined using a discounted cash flows approach that requires management to make various judgmental assumptions about projected revenues and related growth rates over time and in perpetuity, forecasted operating margins, estimated tax rates, capital expenditures and required working capital needs, and an appropriate risk-adjusted weighted-average cost of capital. Additionally, for FCC licenses, significant assumptions include costs and time associated with start-up, initial capital investments, and forecasts related to overall market performance over time. Significant assumptions are informed by the Company’s historical experience and are based on the Company’s budgets, business plans, economic projections, anticipated future cash flows and marketplace data. Assumptions are also made for varying perpetual growth rates for periods beyond the Company’s long-term business plan period.
     Based on assessments performed as of December 31, 2008, the Company recorded a non-cash impairment charge related to FCC licenses of $311,611. Of this amount, $91,170 related to the San Antonio, Texas market, $76,435 related to the Seattle, Washington market, $53,221 related to the Austin, Texas market, $28,758 related to the Louisville, Kentucky market, $28,506 related to the St. Louis, Missouri market, $14,305 related to the Portland, Oregon market,$11,139 related to the Spokane, Washington market and $8,077 related to the Tucson, Arizona market. Based on assessments performed for the year ended December 31, 2007, the Company recorded a non-cash impairment charge of $14,363 related to the FCC license in the Louisville, Kentucky market. There were no impairments of the FCC licenses in 2006.
     At December 31, 2008, Belo had investments in goodwill of $423,873. Goodwill is tested at least annually as of December 31 by reporting unit for impairment. A reporting unit consists of the television station(s) and cable news operations within a market. Goodwill impairment is determined using a two-step process. The first step is to identify if a potential impairment exists by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to be impaired and the second step of the impairment test is not necessary. However, if the carrying amount of a reporting unit exceeds its fair value, the second step is performed to determine if goodwill is impaired and to measure the amount of impairment loss to recognize, if any.
     The second step compares the implied fair value of goodwill with the carrying amount of goodwill. If the implied fair value of goodwill exceeds the carrying amount, then goodwill is not considered impaired. However, if the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.
     The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination (i.e., the fair value of the reporting unit is allocated to all the assets and liabilities, including any unrecognized intangible assets, as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit).
     The fair values of reporting units are determined primarily using a discounted cash flows approach, along with consideration of other valuation techniques. A discounted cash flows approach requires management to make various judgmental assumptions about projected revenues and related growth rates over time and in perpetuity, forecasted operating margins, estimated tax rates, capital expenditures and required working capital needs, and an appropriate risk-adjusted weighted average cost of capital. Significant assumptions are informed by the Company’s historical experience and are based on the Company’s budgets, business plans, economic projections, anticipated future cash flows and marketplace data. Assumptions are also made for varying perpetual growth rates for periods beyond the Company’s long-term business plan period.
     As of December 31, 2008, as a result of the first step of the goodwill impairment analysis, the fair value of 10 of 15 reporting units exceeded their carrying amounts. For five of the reporting units, the carrying amounts exceeded their fair value and the second step was performed. Based on second step assessments performed as of December 31, 2008, the Company recorded a non-cash impairment charge related to goodwill of $350,540, of which $114,454 related to the Seattle, Washington market, $85,019 related to the Phoenix, Arizona market, $81,950 related to the Portland, Oregon market, $54,669 related to the St. Louis, Missouri market, and $14,449 related to the Spokane, Washington market. Based on the Company’s annual impairment tests performed as of December 31, 2007 and 2006, there was no impairment of goodwill in 2007 or 2006.
     The impairment charges related to goodwill and FCC licenses in 2008, and FCC licenses in 2007, resulted primarily from a decline in the estimated fair value of the individual businesses, principally due to lower projected cash flows, particularly in the first few years of projection, versus historical estimates. These lower projected cash flows reflect the current economic and advertising downturn.
     Estimates of fair value that use projected cash flows are subjective in nature, involve uncertainties and matters of significant judgment, and are made at a specific point in time. Thus, changes in key assumptions from period to period could significantly affect the estimates of fair value used in assessing the recoverability of the Company’s goodwill and indefinite lived intangible assets as of December 31, 2008. One of these key assumptions is normalized operating margins, which are based on long-term expectations and margins historically realized by the individual reporting units and the broadcasting industry in general. While the Company believes it has made reasonable estimates and assumptions to calculate the fair value of FCC licenses, the Company’s reporting units, and when necessary the implied fair value of goodwill, it is possible a material change could occur. If our actual results are not consistent with the estimates and assumptions the Company used to calculate fair value, or such estimates and assumptions are revised based upon further adverse developments in our industry or the overall economy, additional impairments may be recorded in future periods. Our next annual testing date for goodwill and FCC license impairment is December 31, 2009; however, if events or circumstances should change that would, more likely than not, reduce the fair value of a reporting unit or intangible asset below its carrying amount, the Company would be required to perform an impairment analysis in advance of its annual impairment testing date.
     Contingencies Belo is involved in certain claims and litigation related to its operations. In the opinion of management, liabilities, if any, arising from these claims and litigation would not have a material adverse effect on Belo’s consolidated financial position, liquidity or results of operations. The Company is required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is made after careful analysis of each individual matter. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters.
     Share-Based Compensation The Company records compensation expense related to its stock options according to SFAS 123R, as adopted on January 1, 2006. The Company records compensation expense related to its options using the fair value as of the date of grant as calculated using the Black-Scholes-Merton method. The Company records the compensation expense related to its restricted stock units using the fair value as of the date of grant.
     Employee Benefits Belo is in effect self-insured for employee-related health care benefits. A third-party administrator is used to process all claims. Belo’s employee health insurance liability is based on the Company’s historical claims experience and is developed from actuarial valuations. Belo’s reserves associated with the exposure to the self-insured liabilities are monitored by management for adequacy. However, actual amounts could vary significantly from such estimates.
     Pension Benefits Belo’s pension costs and obligations are calculated using various actuarial assumptions and methodologies as prescribed under SFAS 87, “Employers’ Accounting for Pensions.” To assist in developing these assumptions and methodologies, Belo uses the services of an independent consulting firm. To determine the benefit obligations, the assumptions the Company uses include, but are not limited to, the selection of the discount rate. In determining the discount rate assumption of 6.88 percent, the Company used a measurement date of December 31, 2008 and constructed a portfolio of bonds to match the benefit payment stream that is projected to be paid from the Company’s pension plans. The benefit payment stream is assumed to be funded from bond coupons and maturities as well as interest on the excess cash flows from the bond portfolio.
     To compute the Company’s pension expense in the year ended December 31, 2008, the Company used actuarial assumptions that include a discount rate and an expected long-term rate of return on plan assets. The discount rate of 6.85 percent, used in this calculation, is the rate used in computing the benefit obligation as December 31, 2007. The expected long-term rate of return on plan assets of 8.50 percent is based on the weighted average expected long-term returns for the target allocation of plan assets as of the measurement date, the end of the year, and was developed through analysis of historical market returns, current market conditions and the pension plan assets’ past experience. Although the Company believes that the assumptions used are appropriate, differences between assumed and actual experience may affect the Company’s operating results. See the Consolidated Financial Statements, Note 7 — Defined Benefit Pension and Other Post Retirement Plans, for additional information regarding the Company’s pension plan.
RECENT ACCOUNTING PRONOUNCEMENTS
     On January 1, 2009, the Company adopted Statement of Financial Accounting Standard (SFAS) 141R, “Business Combinations.” SFAS 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, any business combinations Belo engaged in prior to January 1, 2009, were recorded and disclosed following existing accounting principles until January 1, 2009. The Company expects SFAS 141R will affect Belo’s consolidated financial statements but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions, if any, Belo consummates after January 1, 2009.

     On January 1, 2008, the Company adopted SFAS 157, “Fair Value Measurements” for the Company’s financial assets and liabilities. On January 1, 2009, the Company adopted SFAS 157 for the Company’s non-financial assets and liabilities. SFAS 157 establishes, among other items, a framework for fair value measurements in the financial statements by providing a single definition of fair value, provides guidance on the methods used to estimate fair value and increases disclosures about estimates of fair value. The adoption of SFAS 157 has no effect on the Company’s financial position or results of operations.
     On January 1, 2008, the Company adopted Statement of Financial Accounting Standard (SFAS) 159, “The Fair Value Option for Financial Assets and Liabilities.” This statement permits entities to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company did not elect the fair value option for any of its eligible financial assets or liabilities, therefore the adoption of SFAS 159 had no effect on the Company’s financial position or results of operations.
     On June 16, 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (FSP EITF 03-6-1). FSP EITF 03-6-1 requires the Company to consider unvested share-based payment awards that are entitled to receive dividends or dividend equivalents as participating securities in its computations of earnings per share. The Company adopted FSP EITF 03-6-1 in the first quarter of 2009; however, the adoption requires retrospective application to prior period earnings per share amounts as they are presented. The Company has revised its presentation of its earnings per share and weighted average shares outstanding to reflect this change and has retrospectively adjusted all comparative prior period information provided herein on this basis.
LIQUIDITY AND CAPITAL RESOURCES
(Dollars in thousands, except per share amounts)
Operating Cash Flows
     Net cash provided by operations, bank borrowings and term debt are Belo’s primary sources of liquidity. Net cash provided by operations was $109,328, $218,802 and $245,928 in the years ended December 31, 2008, 2007 and 2006, respectively. The 2008 operating cash flows consisted of $127,649 provided by continuing operations and $18,321 used for discontinued operations. The 2007 operating cash flows consisted of $129,210 provided by continuing operations and $89,592 provided by discontinued operations. The 2006 operating cash flows consisted of $155,328 provided by continuing operations and $90,600 provided by discontinued operations. Operating cash flows in 2008 were provided primarily by net earnings adjusted for non-cash charges, and benefited from a decrease in accounts receivable partially offset by net cash used for routine changes in the Company’s working capital requirements. Operating cash flows in 2007 were provided primarily by net earnings adjusted for non-cash charges and the effect of routine changes in working capital requirements. Operating cash flows in 2006 were primarily provided by net earnings adjusted for non-cash charges, partially offset by an increase in accounts receivable.
     Statement of Financial Accounting Standards (SFAS) 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of Financial Accounting Standards Board (FASB) Statements 87, 88, 106 and 132(R),” requires the Company to recognize the funded status (i.e. the difference between the fair value of plan assets and the projected benefit obligations) of the Company’s defined benefit pension and other postretirement plans, with a corresponding adjustment to accumulated other comprehensive income, net of tax. Both the fair value of plan assets and the projected benefit obligations are measured annually on December 31. As of December 31, 2008, there is no pension funding requirement during the year ended December 31, 2009. However, changes in general market conditions may affect the funded status of the Company’s various plans when the obligations are assessed at the end of 2009. Please refer to the Consolidated Financial Statements, Note 7 — Defined Benefit Pension and Other Post Retirement Plans for a full description of the Company’s postretirement benefit plans.
Investing Cash Flows
     Net cash flows used in investing activities were $25,731, $75,921 and $109,372 in 2008, 2007 and 2006, respectively. The 2008 investing cash flows consisted of $25,427 used in continuing operations investing activities and $304 used in discontinued operations investing activities. The 2007 investing cash flows consisted of $27,242 used in continuing operations investing activities and $48,679 used in discontinued operations investing activities. The 2006 investing cash flows consisted of $33,246 used in continuing operations investing activities and $76,126 used in discontinued operations investing activities. These cash flows are primarily attributable to capital expenditures as more fully described below.
Capital Expenditures
     Total capital expenditures for continuing operations were $25,359, $27,393 and $34,535 in 2008, 2007 and 2006, respectively. These were primarily for television station equipment and corporate-driven technology initiatives. As of December 31, 2008, projected capital expenditures for 2009 related to Belo’s television businesses and related assets are approximately $12,000. Belo expects to finance future capital expenditures using cash generated from operations and, when necessary, borrowings under the revolving credit facility.
Acquisition
     On February 26, 2007, the Company purchased the assets of WUPL-TV, the My Network TV affiliate, in New Orleans, Louisiana.
Financing Cash Flows
     Net cash flows used in financing activities were $96,807, $170,192 and $123,508 in the years ended December 31, 2008, 2007 and 2006, respectively. These net uses are primarily attributable to borrowings and repayments under the Company’s revolving credit facility, issuance of the Company’s 6-3/4% Senior Notes due 2013, dividends on common stock, proceeds from exercises of stock options and purchases of treasury stock as more fully described below.
Long-Term Debt
     Long-term debt consists of the following at December 31, 2008 and 2007:

	2008	2007

8% Senior Notes Due November 1, 2008	$—	$350,000
6-3/4% Senior Notes Due May 30, 2013	215,765	249,090
7-3/4% Senior Debentures Due June 1, 2027	200,000	200,000
7-1/4% Senior Debentures Due September 15, 2027	240,000	250,000

Fixed-rate debt	655,765	1,049,090
Revolving credit facility, including short-term unsecured notes	437,000	118,000
Uncommitted line of credit	—	1,050

Total	$1,092,765	$1,168,140

     The combined weighted average effective interest rate for these debt instruments was 5.1 percent and 7.3 percent as of December 31, 2008 and 2007, respectively. The weighted average effective interest for the fixed rate debt was 7.2 percent and 7.5 percent as of December 31, 2008 and 2007, respectively.
     In 2008, the Company redeemed the 8% Senior Notes due November 1, 2008 with borrowings under the credit facility. Additionally in 2008, the Company purchased $33,575 of the outstanding 6-3/4% Senior Notes due May 30, 2013 and $10,000 of the outstanding 7-1/4% Senior Debentures due September 15, 2027 for a total cost of $26,787. These purchases were funded with borrowings under the credit facility. In 2007, the Company redeemed the 7-1/8% Senior Notes due June 1, 2007. Subsequent to December 31, 2008, the Company purchased $14,000 of its outstanding 6-3/4% Senior Notes due May 30, 2013 for a total cost of $8,673.
     On February 26, 2009, the Company entered into an Amended and Restated $550,000 Five-Year Competitive Advance and Revolving Credit Facility Agreement with JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Banc of America Securities LLC, Bank of America, N.A. and other lenders, which matures upon expiration of the agreement in June 2011 (the 2009 Credit Agreement). The 2009 Credit Agreement amended and restated the Company’s existing Amended and Restated $600,000 Five-Year Competitive Advance and Revolving Credit Facility Agreement (the 2008 Credit Agreement). The amendment reduced the total amount of the Credit Agreement and modified certain other terms and conditions. The facility may be used for working capital and other general corporate purposes, including letters of credit. The 2009 Credit Agreement is guaranteed by the material subsidiaries of the Company. Revolving credit borrowings under the 2009 Credit Agreement bear interest at a variable interest rate based on either LIBOR or a base rate, in either case plus an applicable margin that varies depending upon the Company’s leverage ratio. Competitive advance borrowings bear interest at a rate obtained from bids selected in accordance with JPMorgan Chase Bank’s standard competitive advance procedures. Commitment fees of up to 0.5 percent per year of the total unused commitment, depending on the Company’s leverage ratio, accrue and are payable under the facility. The Company is required to maintain certain leverage and interest coverage ratios specified in the agreement. Beginning February 26, 2009, through June 30, 2010, the maximum allowed leverage ratio is 6.25. The maximum allowed leverage ratio decreases by 50 basis points in the third quarter of 2010. Beginning December 31, 2010, and through the term of the agreement, the maximum allowed leverage ratio is 5.00. From January 1, 2009, through March 31, 2010, the minimum required interest coverage ratio is 2.25. Beginning April 1, 2010, the minimum required interest coverage ratio increases to 2.50. The 2009 Credit Agreement contains additional covenants that are usual and customary for credit facilities of this type, including limits on dividends, bond repurchases, acquisitions and investments. The Credit Agreement does not permit share repurchases. Under the covenant related to dividends, the Company may declare its usual and customary dividend if its leverage ratio is then below 4.75. At a leverage ratio between 4.75 and 5.25, the Company may declare a dividend not to exceed 50 percent of the usual and customary amount. The Company may not declare a dividend if its leverage ratio exceeds 5.25.
     On February 8, 2008, the date of the spin-off of A. H. Belo, the Company entered into the 2008 Credit Agreement. The 2008 Credit Agreement amended and restated the Company’s then existing Amended and Restated $1,000,000 Five-Year Competitive Advance and Revolving Credit Facility Agreement (the 2006 Credit Agreement). The amendment reduced the total amount of the Credit Agreement and modified certain other terms and conditions. Revolving credit borrowings under the 2008 Credit Agreement bore interest at a variable interest rate based on either LIBOR or a base rate, in either case plus an applicable margin that varied depending upon the rating of the Company’s senior unsecured long-term, non-credit enhanced debt. Competitive advance borrowings bore interest at a rate obtained from bids selected in accordance with JPMorgan Chase Bank’s standard competitive advance procedures. Commitment fees which depend on the Company’s credit rating, of up to 0.375 percent per year of the total unused commitment, accrued and were payable under the facility. The 2008 Credit Agreement contained usual and customary covenants for credit facilities of this type, including covenants limiting liens, mergers and substantial asset sales. The Company was required to maintain certain leverage and interest coverage ratios specified in the agreement. At December 31, 2008, the maximum allowed leverage ratio was 5.75 and the minimum required interest coverage ratio was 2.25, as specified in the agreement. At December 31, 2008, the Company was in compliance with all debt covenant requirements. As of December 31, 2008, the balance outstanding under the 2008 Credit Agreement was $437,000 and the weighted average interest rate was 1.9 percent and all unused borrowings were available for borrowing. This 2008 Credit Agreement was amended and restated in 2009, as discussed above.
     On June 7, 2006, the Company entered into the 2006 Credit Agreement with JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Banc of America Securities LLC, Bank of America, N.A. and other lenders. The 2006 Credit Agreement amended and restated the Company’s then existing $1,000,000 Five-Year Credit Agreement (the 2005 Credit Agreement) by, among other things, extending the term of the existing facility to June 2011. The Company was required to maintain certain leverage and interest coverage ratios specified in the agreement. As of December 31, 2007, the Company was in compliance with all debt covenant requirements. As of December 31, 2007, the balance outstanding under the 2006 Credit Agreement was $118,000. At December 31, 2007, all unused borrowings were available for borrowing. This 2006 Credit Agreement was amended and restated in 2008, as discussed above.
     Prior to the 2008 Credit Agreement mentioned above, the Company had uncommitted lines of credit of $10,000. At December 31, 2007, there was $1,050 outstanding under the $10,000 line of credit. These borrowings were convertible at the Company’s option to revolving debt. Accordingly, such borrowings were classified as long-term in the Company’s financial statements. As of December 31, 2007, the weighted average interest rate for borrowings under the line of credit and the 2006 Credit Agreement was 6.1 percent.
     In May 2006, Belo issued $250,000 of 6-3/4% Senior Notes due May 30, 2013 at a premium of approximately $1,118. Interest on these 6-3/4% Senior Notes is due semi-annually on November 30 and May 30 of each year. The Company may redeem the 6-3/4% Senior Notes at its option at any time in whole or from time to time in part at a redemption price calculated in accordance with the indenture under which the notes were issued. The net proceeds were used to repay debt previously outstanding under Belo’s revolving credit facility, with the remaining proceeds invested in cash and temporary cash investments for working capital needs at December 31, 2007. The $1,118 discount associated with the issuance of these 6-3/4% Senior Notes is being amortized over the term of the 6-3/4% Senior Notes using the effective interest rate method. As of December 31, 2008, the unamortized premium was $660.

Dividends
     The following table presents dividend information for the years ended December 31, 2008, 2007 and 2006:

	Year ended December 31,
	2008	2007	2006

Dividends paid	$35,767	$51,256	$46,516

Dividends declared per share	.30	.50	.475

Exercise of Stock Options
     There were no stock options exercised in the year ended December 31, 2008. The following table presents stock option information for the years ended December 31, 2007 and 2006:

	Year ended December 31,
	2007	2006

Options exercised	709,214	1,581,844
Exercisable options	12,021,912	13,448,418
Net proceeds received from the exercise of stock options (in thousands)	$12,913	$28,320

Share Repurchase Program
     On December 9, 2005, the Company’s Board of Directors authorized the repurchase of up to 15,000,000 shares of the Company’s common stock. As of December 31, 2008, the Company had 13,030,716 remaining shares under this repurchase authority. There is not an expiration date for this repurchase program. Additionally, through 2008 Belo had in place a stock repurchase program authorizing the purchase of up to $2,500 of Company stock annually. During 2008, no shares were purchased under this program. In December 2008, the Company terminated this program. The total cost of the treasury shares purchased in 2008, 2007 and 2006, was $2,203, $17,152 and $144,429, respectively. All shares repurchased were retired in the year of purchase.
Contractual Obligations
     The table below summarizes the following specified commitments of the Company as of December 31, 2008. See the Consolidated Financial Statements, Note 13 — Commitments, for more information on contractual obligations:

Nature of Commitment	Total	2009	2010	2011	2012	2013	Thereafter

Long-term debt (principal only)	$1,092,765	$—	$—	$437,000	$—	$215,765	$440,000
Interest on long-term debt (a)	702,386	55,903	55,903	51,193	47,509	39,028	452,850
Broadcast rights	187,731	63,288	63,575	46,220	11,215	1,575	1,858
Capital expenditures and licenses	1,037	1,037	—	—	—	—	—
Non-cancelable operating leases	18,070	4,812	3,379	2,444	1,573	1,413	4,449

Total	$2,001,989	$125,040	$122,857	$536,857	$60,297	$257,781	$899,157

(a)	Represents the annual interest on fixed rate debt at the applicable stated rates and interest on variable rate debt at the interest rates in effect at December 31, 2008.
Spin-off of A. H. Belo
     On February 8, 2008, the Company completed the spin-off of its former newspaper businesses and related assets into a separate public company, A. H. Belo Corporation (A. H. Belo), which has its own management and board of directors. The spin-off was accomplished by transferring the subject assets and liabilities to A. H. Belo and distributing a pro-rata, tax-free dividend to the Company’s shareholders of 0.20 shares of A. H. Belo Series A common stock for every share of Belo Series A common stock, and 0.20 shares of A. H. Belo Series B common stock for every share of Belo Series B common stock, owned as of the close of business on January 25, 2008.

     Except as noted below, the Company has no further ownership interest in A. H. Belo or in any newspaper businesses or related assets, and A. H. Belo has no ownership interest in the Company or any television station businesses or related assets. Belo did not recognize any revenues or costs generated by A. H. Belo that would have been included in its financial results were it not for the spin-off. Belo’s relationship with A. H. Belo is governed primarily by a separation and distribution agreement, a services agreement, a tax matters agreement, an employee matters agreement, and certain other agreements between the two companies or their respective subsidiaries as further discussed below. Belo and A. H. Belo also co-own certain downtown Dallas, Texas real estate and other investment assets and have some overlap in board members and shareholders. Although the services related to these agreements generate continuing cash flows between Belo and A. H. Belo, the amounts are not considered to be significant to the ongoing operations of either company. In addition, the agreements and other relationships do not provide Belo with the ability to significantly influence the operating or financial policies of A. H. Belo and, therefore, do not constitute significant continuing involvement.
     The historical operations of the newspaper businesses and related assets are included in discontinued operations in the Company’s financial statements.
     In the separation and distribution agreement between Belo and A. H. Belo, effective as of the spin-off date, A. H. Belo and Belo indemnify each other and certain related parties, from all liabilities existing or arising from acts and events occurring, or failing to occur (or alleged to have occurred or to have failed to occur) regarding each other’s businesses, whether occurring before, at or after the effective time of the spin-off; provided, however, that under the terms of the separation and distribution agreement, the Company and A. H. Belo share equally in any liabilities, net of any applicable insurance, resulting from the circulation-related lawsuits described in the Consolidated Financial Statements, Note 14 — Contingent Liabilities.
     Under the services agreement, the Company and A. H. Belo (or their respective subsidiaries) provide each other various services and/or support for a period of up to two years after the spin-off date. Payments made or other consideration provided in connection with all continuing transactions between the Company and A. H. Belo will be on an arms-length basis or on a basis consistent with the business purpose of the parties.
     The tax matters agreement sets out each party’s rights and obligations with respect to deficiencies and refunds, if any, of federal, state, local, or foreign taxes for periods before and after the spin-off and related matters such as the filing of tax returns and the conduct of IRS and other audits. Under this agreement, the Company will be responsible for all income taxes prior to the spin-off, except that A. H. Belo will be responsible for its share of income taxes paid on a consolidated basis for the period of January 1, 2008 through February 8, 2008. A. H. Belo will also be responsible for its income taxes incurred after the spin-off. In addition, even though the spin-off otherwise qualifies for tax-free treatment to shareholders, the Company (but not its shareholders) recognized for tax purposes approximately $51,900 of previously deferred intercompany gains in connection with the spin-off, resulting in a federal income tax obligation of $17,954, and a state tax of $802. If such gains are adjusted in the future, then the Company and A. H. Belo shall be responsible for paying the additional tax associated with any increase in such gains in the ratio of one-third and two-thirds, respectively. With respect to all other taxes, the Company will be responsible for taxes attributable to the television businesses and related assets, and A. H. Belo will be responsible for taxes attributable to the newspaper businesses and related assets. In addition, the Company will indemnify A. H. Belo and A. H. Belo will indemnify the Company, for all taxes and liabilities incurred as a result of post-spin-off actions or omissions by the indemnifying party that affect the tax consequences of the spin-off, subject to certain exceptions.
     The employee matters agreement allocates liabilities and responsibilities relating to employee compensation and benefits plans and programs and other related matters in connection with the spin-off, including, without limitation, the treatment of outstanding Belo equity awards, certain outstanding annual and long-term incentive awards, existing deferred compensation obligations, and certain retirement and welfare benefit obligations.
     The Company’s Dallas/Fort Worth television station, WFAA, and The Dallas Morning News, owned by A. H. Belo, provide media content, cross-promotion, and other services to the other on a mutually agreed upon basis. That sharing is expected to continue for the foreseeable future under the agreements discussed above. Prior to the spin-off, The Dallas Morning News and WFAA shared media content at no cost. In addition, the Company and A. H. Belo co-own certain downtown Dallas, Texas real estate through a limited liability company formed in connection with the spin-off and several investments in third-party businesses.

Other
     The Company has various options available to meet its 2009 capital and operating commitments, including cash on hand, short term investments, internally generated funds and a $550,000 revolving credit facility. The Company believes its current financial condition and credit relationships are adequate to fund both its current obligations as well as near-term growth.
OTHER MATTERS
     Under the terms of the separation and distribution agreement between the Company and A. H. Belo, they will share equally in any liabilities, net of any applicable insurance, resulting from the circulation-related lawsuits described in the next two paragraphs below.
     On August 23, 2004, August 26, 2004, and October 5, 2004, respectively, three related lawsuits, now consolidated, were filed by purported shareholders of the Company in the United States District Court for the Northern District of Texas against the Company, Robert W. Decherd and Barry T. Peckham, a former executive officer of The Dallas Morning News. James M. Moroney III, an executive officer of The Dallas Morning News, was later added as a defendant. The complaints arise out of the circulation overstatement at The Dallas Morning News announced by the Company in 2004, alleging that the overstatement artificially inflated Belo’s financial results and thereby injured investors. No amount of damages has been specified. The plaintiffs seek to represent a purported class of shareholders who purchased Belo common stock between May 12, 2003 and August 6, 2004 and allege violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. On April 2, 2008, the court denied plaintiffs’ motion for class certification. On April 16, 2008, plaintiffs filed a petition with the United States Court of Appeals for the Fifth Circuit seeking permission to appeal that denial. On June 17, 2008, permission was granted, and plaintiffs are appealing the denial of class certification. Oral arguments are scheduled for April 2, 2010. The Company believes the complaints are without merit and intends to vigorously defend against them.
     On June 3, 2005, a shareholder derivative lawsuit was filed by a purported individual shareholder of the Company in the 191st Judicial District Court of Dallas County, Texas, against Robert W. Decherd, John L. Sander, Dunia A. Shive, Dennis A. Williamson, and James M. Moroney III; Barry T. Peckham; and Louis E. Caldera, Judith L. Craven, Stephen Hamblett, Dealey D. Herndon, Wayne R. Sanders, France A. Córdova, Laurence E. Hirsch, J. McDonald Williams, Henry P. Becton, Jr., Roger A. Enrico, William T. Solomon, Lloyd D. Ward, M. Anne Szostak and Arturo Madrid, current and former directors of the Company. The lawsuit makes various claims asserting mismanagement and breach of fiduciary duty related to the circulation overstatement at The Dallas Morning News. On May 30, 2007, after a prior discovery stay ended, the court issued an order administratively closing the case. Under the court’s order, the case is stayed and, as a result, no further action can be taken unless the case is reinstated. The court retained jurisdiction and the case is subject to being reinstated by the court or upon motion by any party. The court order was not a dismissal with prejudice.
     Pursuant to the separation and distribution agreement, A. H. Belo has agreed to indemnify the Company for any liability arising out of the following lawsuit.
     On October 24, 2006, 18 former employees of The Dallas Morning News filed a lawsuit against the The Dallas Morning News, the Company, and others in the United States District Court for the Northern District of Texas. The plaintiffs’ lawsuit alleges unlawful discrimination and ERISA violations and includes allegations relating to The Dallas Morning News circulation overstatement (similar to the circulation-related lawsuits described above). In June 2007, the court issued a memorandum order granting in part and denying in part defendants’ motion to dismiss. In August 2007, the court dismissed certain additional claims. A trial date, originally set in January 2009, has been reset to April 2010. The Company believes the lawsuit is without merit and intends to vigorously defend against it.
     In addition to the proceedings disclosed above, a number of other legal proceedings are pending against the Company, including several actions for alleged libel and/or defamation. In the opinion of management, liabilities, if any, arising from these other legal proceedings would not have a material adverse effect on the consolidated results of operations, liquidity or financial position of the Company.

Item 8. Financial Statements and Supplementary Data
Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Belo Corp.
We have audited the accompanying consolidated balance sheets of Belo Corp. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Belo Corp. and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 1, the accompanying consolidated financial statements have been restated for the correction of an error in the Company’s calculation of its impairment of intangible assets and goodwill.
As discussed in Note 1, the Company adopted Financial Accounting Standards Board Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (FSP EITF 03-6-1), which became effective January 1, 2009.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Belo Corp. and subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2009, except for the effects of the material weakness described in the sixth paragraph of that report as to which the date is August 7, 2009, expressed an adverse opinion thereon.
/s/ ERNST & YOUNG LLP
Dallas, Texas
February 27, 2009,
except for the effects of the restatement discussed in Note 1, as to which the date is
August 7, 2009,
and except for the effects of the adoption of FSP EITF 03-6-1 discussed in Note 1, as to which the date is
September 14, 2009

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,

In thousands, except share and per share amounts	2008	2007	2006
	(As Restated and Adjusted)	(As Restated and Adjusted)	(As Adjusted)

Net Operating Revenues	$733,470	$776,956	$770,539

Operating Costs and Expenses
Station salaries, wages and employee benefits	231,256	240,362	234,928
Station programming and other operating costs	218,241	221,396	209,999
Corporate operating costs	32,235	40,466	47,068
Spin-off related costs	4,659	9,267	—
Depreciation	42,893	44,804	44,097
Amortization	—	442	1,766
Impairment charge	662,151	14,363	—

Total operating costs and expenses	1,191,435	571,100	537,858

Earnings (loss) from operations	(457,965)	205,856	232,681

Other Income and Expense
Interest expense	(83,093)	(94,494)	(95,654)
Other income, net	19,846	6,266	8,690

Total other income and expense	(63,247)	(88,228)	(86,964)

Earnings (Loss)
Earnings (loss) from continuing operations before income taxes	(521,212)	117,628	145,717
Income tax (benefit) expense	(67,042)	44,130	50,338

Net earnings (loss) from continuing operations	(454,170)	73,498	95,379

Earnings (loss) from discontinued operations, net of tax	(4,996)	(323,510)	35,147

Net earnings (loss)	$(459,166)	$(250,012)	$130,526

Net earnings (loss) per share — Basic:
Earnings (loss) per share from continuing operations	$(4.45)	$0.71	$.91
Earnings (loss) per share from discontinued operations	$(0.05)	$(3.16)	$.34

Net earnings (loss) per share	$(4.50)	$(2.45)	$1.25

Net earnings (loss) per share — Diluted:
Earnings (loss) per share from continuing operations	$(4.45)	$0.71	$.91
Earnings (loss) per share from discontinued operations	$(0.05)	$(3.16)	$.34

Net earnings (loss) per share	$(4.50)	$(2.45)	$1.25

Dividends declared per share	$.30	$.50	$.475

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

Assets	December 31,

In thousands	2008	2007
	(As Restated)	(As Restated)

Current assets:
Cash and temporary cash investments	$5,770	$11,190
Accounts receivable (net of allowance of $5,229 and $3,938 at December 31, 2008 and 2007, respectively)	138,638	181,700
Deferred income taxes	5,246	7,558
Short-term broadcast rights	9,219	11,146
Prepaid and other current assets	7,811	6,085
Current assets from discontinued operations	—	126,710

Total current assets	166,684	344,389

Property, plant and equipment, at cost:
Land	41,384	36,565
Buildings and improvements	121,014	137,322
Broadcast equipment	383,624	384,391
Other	116,434	113,404
Advance payments on property, plant and equipment	11,562	15,964

Total property, plant and equipment	674,018	687,646
Less accumulated depreciation	(464,030)	(461,606)

Property, plant and equipment, net	209,988	226,040

Intangible assets, net	967,543	1,279,154
Goodwill	423,873	774,413
Other assets	81,091	51,650
Long-term assets from discontinued operations	—	511,188

Total assets	$1,849,179	$3,186,834

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS (continued)

Liabilities and Shareholders’ Equity	December 31,

In thousands, except share and per share amounts	2008	2007
	(As Restated)	(As Restated)

Current liabilities:
Accounts payable	$19,385	$31,153
Accrued compensation and benefits	30,693	40,753
Short-term film obligations	10,944	10,676
Other accrued expenses	9,762	14,146
Income taxes payable	18,067	11,162
Deferred revenue	5,083	9,492
Dividends payable	7,665	12,770
Accrued interest payable	8,212	13,243
Current liabilities of discontinued operations	—	106,055

Total current liabilities	109,811	249,450

Long-term debt	1,092,765	1,168,140
Deferred income taxes	234,452	420,625
Pension obligation	192,541	—
Other liabilities	32,707	37,183
Long-term liabilities of discontinued operations	—	46,927

Commitments and contingent liabilities

Shareholders’ equity:
Preferred stock, $1.00 par value. Authorized 5,000,000 shares; none issued. Common stock, $1.67 par value. Authorized 450,000,000 shares
Series A: Issued and outstanding 89,184,467 and 88,016,220 shares at December 31, 2008 and 2007, respectively;	148,938	146,987
Series B: Issued and outstanding 13,019,733 and 14,243,141 shares at December 31, 2008 and 2007, respectively.	21,743	23,786
Additional paid-in capital	909,797	905,589
Retained earnings (deficit)	(756,639)	196,810
Accumulated other comprehensive loss	(136,936)	(8,663)

Total shareholders’ equity	186,903	1,264,509

Total liabilities and shareholders’ equity	$1,849,179	$3,186,834

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Dollars in thousands	Three years ended December 31, 2008

	Common Stock
						Accumulated
				Additional		Other
	Shares	Shares		Paid-in	Retained	Comprehensive
	Series A	Series B	Amount	Capital	Earnings	Income (Loss)	Total
					(As Restated)		(As Restated)

Balance at December 31, 2005	92,132,169	15,602,253	$179,916	$901,091	$492,870	$(40,396)	$1,533,481
Exercise of stock options	1,245,835	336,009	2,642	25,678	—	—	28,320
Excess tax benefit from long-term incentive plan	—	—	—	632	—	—	632
Employer’s matching contribution to Savings Plan	530,076	—	885	8,669	—	—	9,554
Share-based compensation	—	—	—	14,308	—	—	14,308
Purchases and subsequent retirement of treasury stock	(7,550,164)	—	(12,608)	(63,877)	(67,944)	—	(144,429)
Net earnings	—	—	—	—	130,526	—	130,526
Change in minimum pension liability adjustment, net of tax	—	—	—	—	—	3,401	3,401
Dividends	—	—	—	—	(48,645)	—	(48,645)
Conversion of Series B to Series A	1,348,917	(1,348,917)	—	—	—	—	—

Balance at December 31, 2006	87,706,833	14,589,345	$170,835	$886,501	$506,807	$(36,995)	$1,527,148
Exercise of stock options	697,055	88,864	1,312	11,601	—	—	12,913
Excess tax benefit from long-term incentive plan	—	—	—	730	—	—	730
Employer’s matching contribution to Savings Plan	4,603	—	8	76	—	—	84
Share-based compensation	—	—	—	13,589	—	—	13,589
Purchases and subsequent retirement of treasury stock	(827,339)	—	(1,382)	(6,908)	(8,862)	—	(17,152)
Net loss	—	—	—	—	(250,012)	—	(250,012)
Change in pension liability adjustment, net of tax	—	—	—	—	—	28,332	28,332
Dividends	—	—	—	—	(51,123)	—	(51,123)
Conversion of Series B to Series A	435,068	(435,068)	—	—	—	—	—

Balance at December 31, 2007	88,016,220	14,243,141	$170,773	$905,589	$196,810	$(8,663)	$1,264,509
Conversion of RSUs	135,839	—	227	(227)	—	—	—
Share-based compensation	—	—	—	6,130	—	—	6,130
Purchases and subsequent retirement of treasury stock	(191,000)	—	(319)	(1,695)	(189)	—	(2,203)
Net loss	—	—	—	—	(459,166)	—	(459,166)
Change in pension liability adjustment, net of tax	—	—	—	—	—	(128,273)	(128,273)
Spin-off distribution of A. H. Belo	—	—	—	—	(463,432)	—	(463,432)
Dividends	—	—	—	—	(30,662)	—	(30,662)
Conversion of Series B to Series A	1,223,408	(1,223,408)	—	—	—	—	—

Balance at December 31, 2008	89,184,467	13,019,733	$170,681	$909,797	$(756,639)	$(136,936)	$186,903

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Cash Provided (Used)	Years ended December 31,

	2008	2007	2006
In thousands	(As Restated)	(As Restated)

Operations
Net earnings (loss)	$(459,166)	$(250,012)	$130,526
Adjustments to reconcile net earnings (loss) to net cash provided by operations:
Net (income) loss from discontinued operations	4,996	323,510	(35,147)
Gain on repurchase of senior notes	(16,407)	—	—
Depreciation and amortization	42,893	45,246	45,863
Impairment charge	662,151	14,363	—
Deferred income taxes	(114,343)	(5,127)	(7,299)
Employee retirement benefit expense	(6,345)	(3,468)	16,033
Share-based compensation	3,842	16,218	15,764
Other non-cash expenses	(7,987)	(66)	10,020
Equity from partnerships	(102)	(824)	(772)
Other, net	744	2,807	(5,417)
Net changes in operating assets and liabilities:
Accounts receivable	44,353	(5,330)	(20,124)
Other current assets	(654)	850	(1,555)
Accounts payable	(11,768)	(10,772)	(4,208)
Accrued compensation and benefits	(10,060)	3,388	5,515
Other accrued expenses	(6,820)	7,917	(303)
Interest payable	(4,889)	(818)	1,018
Income taxes payable	7,211	(8,672)	5,414

Net cash provided by continuing operations	127,649	129,210	155,328
Net cash provided by discontinued operations	(18,321)	89,592	90,600

Net cash provided by operations	109,328	218,802	245,928

Investments
Capital expenditures	(25,359)	(27,393)	(34,535)
Acquisition	—	(4,268)	—
Other, net	(68)	4,419	1,289

Net cash used for investments of continuing operations	(25,427)	(27,242)	(33,246)
Net cash used for investments of discontinued operations	(304)	(48,679)	(76,126)

Net cash used for investments	(25,731)	(75,921)	(109,372)

Financing
Net proceeds from revolving debt	669,745	600,442	299,790
Payments on revolving debt	(351,795)	(481,392)	(444,665)
Net proceeds from issuance of senior notes	—	—	248,883
Redemption of senior notes	(350,000)	(234,477)	(65,523)
Purchase of senior notes	(26,787)	—	—
Dividends on common stock	(35,767)	(51,256)	(46,516)
Net proceeds from exercise of stock options	—	12,913	28,320
Purchase of treasury stock	(2,203)	(17,152)	(144,429)
Excess tax benefit from option exercises	—	730	632

Net cash used for financing	(96,807)	(170,192)	(123,508)

Net increase (decrease) in cash and temporary cash investments	(13,210)	(27,311)	13,048
Cash and temporary cash investments at beginning of year, including cash of discontinued operations	18,980	46,291	33,243

Cash and temporary cash investments at end of year including cash of discontinued operations	$5,770	$18,980	$46,291

Supplemental Disclosures (Note 15)

See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1: Summary of Significant Accounting Policies
A)	Business and Principles of Consolidation On February 8, 2008, the Company completed the spin-off of its former newspaper businesses and related assets into a separate public company in the form of a pro-rata, tax-free dividend to the Company’s shareholders of 0.20 shares of A. H. Belo Corporation (A. H. Belo) Series A common stock for every share of Belo Series A common stock, and 0.20 shares of A. H. Belo Series B common stock for every share of Belo Series B common stock owned at the close of business on January 25, 2008. The newspaper businesses and related assets are presented as discontinued operations. See Note 3. The Company’s operating segments are defined as its television stations and cable news channels within a given market. The Company has determined that all of its operating segments meet the criteria under Statement of Financial Accounting Standards (SFAS) 131 “Disclosures about Segments of an Enterprise and Related Information” to be aggregated into one reporting segment.

During the Company’s second quarter 2009 review of goodwill and other intangible assets under Statement of Financial Accounting Standards (SFAS) 142 “Goodwill and Other Intangible Assets,” a misapplication of generally accepted accounting principles (GAAP) was detected in how the Company calculates the carrying amount of its FCC licenses for purposes of assessing impairments. The Company had been deducting deferred taxes associated with its FCC licenses to arrive at the carrying amount for these intangible assets. Under GAAP, the deferred taxes associated with FCC licenses should not have been deducted when calculating the carrying amount.

On July 27, 2009, the Company’s management concluded that adjustments to the historical financial statements were required as a result of the misapplication of GAAP related to SFAS 142; therefore, the Company is re-filing its Form 10-K, originally filed March 2, 2009 (the Original Report), in its entirety as Amendment No. 1 to its Annual Report on Form 10-K/A (Form 10-K/A) for the year ended December 31, 2008. This amendment is primarily to restate the goodwill and FCC license impairments and related disclosures for the years ended December 31, 2008 and 2007. See Note 4. These adjustments are non-cash, do not affect the Company’s liquidity or debt covenants, and do not impact the Company’s future operations.

The Company is also amending its 2008 consolidated statement of cash flows related to the classification of its gain on the repurchase of senior notes and debentures in the fourth quarter 2008. Net cash used for financing and net cash provided by operations are reduced by an offsetting amount of $16,787. The reclassification has no impact on the Company’s cash or debt balances, or compliance with debt covenants.

The following tables show the effects of the adjustments made to the Company’s consolidated balance sheets as of December 31, 2008 and 2007, and its consolidated statements of operations and cash flows for the years ended December 31, 2008 and 2007.

	As of December 31, 2008			As of December 31, 2007
	Previously		As	Previously		As
Balance Sheet line items	Reported	Adjustments	Restated	Reported	Adjustments	Restated
Intangible assets, net	$1,179,297	$(211,754)	$967,543	$1,293,517	$(14,363)	$1,279,154
Goodwill	401,736	22,137	423,873	752,276	22,137	774,413
Total assets	2,038,796	(189,617)	1,849,179	3,179,060	7,774	3,186,834
Deferred income taxes	311,053	(76,601)	234,452	425,652	(5,027)	420,625
Retained earnings(deficit)	(643,623)	(113,016)	(756,639)	184,009	12,801	196,810
Total shareholders’ equity	299,919	(113,016)	186,903	1,251,708	12,801	1,264,509
Total liabilities and shareholders’ equity	2,038,796	(189,617)	1,849,179	3,179,060	7,774	3,186,834

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	For the year ended December 31,
	2008			2007
	Previously		(As Restated	Previously		(As Restated
Statements of Operation line items	Reported	Adjustments	and Adjusted)	Reported	Adjustments	and Adjusted)
Impairment charge	$464,760	$197,391	$662,151	$22,137	$(7,774)	$14,363
Total operating costs and expenses	994,044	197,391	1,191,435	578,874	(7,774)	571,100
Earnings (loss) from operations	(260,574)	(197,391)	(457,965)	198,082	7,774	205,856
Earnings (loss) from continuing operations before income taxes	(323,821)	(197,391)	(521,212)	109,854	7,774	117,628
Income taxes	4,532	(71,574)	(67,042)	49,157	(5,027)	44,130
Net earnings (loss) from continuing operations	(328,353)	(125,817)	(454,170)	60,697	12,801	73,498
Net earnings (loss)	(333,349)	(125,817)	(459,166)	(262,813)	12,801	(250,012)
Net earnings (loss) per share — Basic
Earnings (loss) per share from continuing operations	(3.21)	(1.24)	(4.45)	.59	.12	.71
Earnings (loss) per share	(3.26)	(1.24)	(4.50)	(2.57)	.12	(2.45)
Net earnings (loss) per share — Diluted
Earnings (loss) per share from continuing operations	(3.21)	(1.24)	(4.45)	.59	.12	.71
Earnings (loss) per share	(3.26)	(1.24)	(4.50)	(2.55)	.10	(2.45)

	For the year ended December 31,
	2008			2007
	Previously		As	Previously		As
Statements of Cash Flow line items	Reported	Adjustments	Restated	Reported	Adjustments	Restated
Operations:
Net earnings (loss)	$(333,349)	$(125,817)	$(459,166)	$(262,813)	$12,801	$(250,012)
Gain on repurchase of senior notes	—	(16,407)	(16,407)	—	—	—
Impairment charge	464,760	197,391	662,151	22,137	(7,774)	14,363
Deferred income taxes	(1,824)	(112,519)	(114,343)	(100)	(5,027)	(5,127)
Other, net	1,017	(273)	744	2,807	—	2,807
Interest payable	(4,782)	(107)	(4,889)	(818)	—	(818)
Income taxes payable	(33,734)	40,945	7,211	(8,672)	—	(8,672)
Net cash provided by continuing Operations	144,436	(16,787)	124,649	129,120	—	129,120
Net cash provided by operations	126,115	(16,787)	109,328	218,802	—	218,802

Financing:
Purchase of senior notes	(43,574)	16,787	(26,787)	—	—	—
Net cash used for financing	(113,594)	16,787	(96,807)	(170,192)	—	(170,192)
On June 16, 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (FSP EITF 03-6-1). FSP EITF 03-6-1 requires the Company to include unvested share-based payment awards that are entitled to receive dividends or dividend equivalents in its computation of basic earnings per share. The Company adopted FSP EITF 03-6-1 in the first quarter of 2009; however, the adoption requires retrospective application to prior period earnings per share amounts as they are presented. The Company has revised its presentation of its earnings per share and weighted average shares outstanding to reflect this change and has retrospectively adjusted all comparative prior period information provided herein on this basis.

The consolidated financial statements include the accounts of Belo and its wholly-owned subsidiaries after the elimination of all significant intercompany accounts and transactions. Belo accounts for its interests in partnerships using the equity method of accounting, with Belo’s share of the results of operations being reported in Other Income and Expense in the accompanying consolidated statements of operations.

All dollar amounts are in thousands, except per share amounts, unless otherwise indicated. Certain prior period amounts have been reclassified to conform to current period presentation and to reflect discontinued operations.

B)	Cash and Temporary Cash Investments Belo considers all highly liquid instruments purchased with a remaining maturity of three months or less to be temporary cash investments. Such temporary cash investments are classified as available-for-sale and are carried at fair value.

C)	Accounts Receivable Accounts receivable are net of a valuation reserve that represents an estimate of amounts considered uncollectible. We estimated our allowance for doubtful accounts using historical net write-offs of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
uncollectible accounts. Belo analyzed the ultimate collectibility of its accounts receivable after one year, using a regression analysis of the historical net write-offs to determine the amount of those accounts receivable that were ultimately not collected. The results of this analysis were then applied to the current accounts receivable to determine the allowance necessary for that period. Our policy is to write off accounts after all collection efforts have failed; generally, amounts past due by more than one year have been written off. Expense for such uncollectible amounts is included in station programming and other operating costs. The carrying amount of accounts receivable approximates fair value. The following table shows the expense for uncollectible accounts and accounts written off, net of recoveries, for the years ended December 31, 2008, 2007 and 2006:

	Expense for	Accounts
	Uncollectible	Written
	Accounts	Off

2008	$4,051	$2,760
2007	3,396	3,246
2006	708	1,173
D)	Risk Concentration Financial instruments that potentially subject the Company to concentrations of credit risk are primarily accounts receivable. Concentrations of credit risk with respect to the receivables are limited due to the large number of customers in the Company’s customer base and their dispersion across different industries and geographic areas. The Company maintains an allowance for losses based upon the expected collectibility of accounts receivable.

E)	Program Rights Program rights represent the right to air various forms of first-run and existing second-run programming. Program rights and the corresponding contractual obligations are recorded when the license period begins and the programs are available for use. Program rights are carried at the lower of unamortized cost or estimated net realizable value on a program-by-program basis. Program rights and the corresponding contractual obligations are classified as current or long-term based on estimated usage and payment terms, respectively. Costs of off-network syndicated programs, first-run programming and feature films are amortized on a straight-line basis over the future number of showings allowed in the contract.

F)	Property, Plant and Equipment Depreciation of property, plant and equipment, including assets recorded under capital leases, is provided on a straight-line basis over the estimated useful lives of the assets as follows:

Estimated
Useful Lives

Buildings and improvements	5-30 years
Broadcast equipment	5-15 years
Other	3-10 years
The Company reviews the carrying amount of property, plant and equipment for impairment whenever events and circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by comparison of the carrying amount to the future net cash flows the property and equipment is expected to generate. Based on this assessment, no impairment was recorded in any of the periods presented.

G)	Intangible Assets and Goodwill The Company’s intangible assets and goodwill result from its significant business acquisitions, which occurred primarily prior to 2002. In connection with these acquisitions, the Company obtained appraisals of the significant assets purchased. The excess of the purchase price over the fair value of the assets acquired was recorded as goodwill. The only significant intangible assets that were identified in these appraisals that could be classified separately from goodwill were FCC licenses and network affiliation agreements.

FCC licenses are tested for impairment at least annually as of December 31 on an individual market basis (as defined by Nielsen Media Research’s Designated Market Area report). For FCC licenses, if the carrying amount exceeds the fair value, an impairment loss is recognized in an amount equal to that difference.

Goodwill is tested at least annually as of December 31 by reporting unit for impairment. A reporting unit consists of the television station(s) and cable news operations within a market. See Note 4. Goodwill

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
impairment is determined using a two-step process. The first step is to identify if a potential impairment exists by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to be impaired and the second step of the impairment test is not necessary. However, if the carrying amount of a reporting unit exceeds its fair value, the second step is performed to determine if goodwill is impaired and to measure the amount of impairment loss to recognize, if any.

The second step compares the implied fair value of goodwill with the carrying amount of goodwill. If the implied fair value of goodwill exceeds the carrying amount, then goodwill is not considered impaired. However, if the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that difference. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination (i.e., the fair value of the reporting unit is allocated to all the assets and liabilities, including any unrecognized intangible assets, as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit).

The fair values of FCC licenses are determined using a discounted cash flows approach. The fair values of reporting units are determined primarily using a discounted cash flows approach, along with consideration to other valuation techniques. The discounted cash flows approach for FCC licenses and reporting units requires management to make various judgmental assumptions about projected revenues and related growth rates over time and in perpetuity, forecasted operating margins, estimated tax rates, capital expenditures and required working capital needs, and an appropriate risk-adjusted weighted-average cost of capital. Additionally, for FCC licenses, significant assumptions include costs and time associated with start-up, initial capital investments, and forecasts related to overall market performance over time.

Change in assumptions from period to period could significantly affect the estimates of fair value of FCC licenses and the Company’s reporting units. If the Company’s actual results are not consistent with the estimates and assumptions used to calculate fair values, or such estimates and assumptions are revised based upon further adverse developments in the broadcasting industry or the overall economy, additional impairments may be recorded in future periods.

The Company had one finite life intangible asset, a market alliance, that was amortized on a straight-line basis over five years. This intangible asset was fully amortized by March 31, 2007.

H)	Revenue Recognition Belo’s principal sources of revenue are the sale of airtime on its television stations and advertising space on the Company’s Internet Web sites. Broadcast revenue is recorded, net of agency commissions, when commercials are aired. Advertising revenues for Internet Web sites are recorded, net of agency commissions, ratably over the period of time the advertisement is placed on Web sites.

I)	Advertising Expense The cost of advertising is expensed as incurred. Belo incurred $10,336, $13,074, and $11,758 in advertising and promotion costs during 2008, 2007 and 2006, respectively.

J)	Employee Benefits Belo is in effect self-insured for employee-related health care benefits. A third-party administrator is used to process all claims. Belo’s employee health insurance liabilities are based on the Company’s historical claims experience and are developed from actuarial valuations. Belo’s reserves associated with the exposure to the self-insured liabilities are monitored by management for adequacy. However, actual amounts could vary significantly from such estimates.

K)	Share-Based Compensation The Company records compensation expense related to its stock options according to SFAS 123R, as adopted on January 1, 2006. The Company records compensation expense related to its options using the fair value as of the date of grant as calculated using the Black-Scholes-Merton method. The Company records the compensation expense related to its restricted stock units using the fair value as of the date of grant.

L)	Income Taxes Belo uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
M)	Use of Estimates The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Note 2: Recently Issued Accounting Standards
     On January 1, 2009, the Company adopted Statement of Financial Accounting Standards (SFAS) 141R, “Business Combinations.” SFAS 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, any business combinations Belo engaged in prior to January 1, 2009, were recorded and disclosed following existing accounting principles until January 1, 2009. The Company expects SFAS 141R will affect Belo’s consolidated financial statements but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions, if any, Belo consummates after the January 1, 2009.
     On January 1, 2008, the Company adopted SFAS 157, “Fair Value Measurements” for the Company’s financial assets and liabilities. On January 1, 2009, the Company adopted SFAS 157 for the Company’s non-financial assets and liabilities. SFAS 157 establishes, among other items, a framework for fair value measurements in the financial statements by providing a single definition of fair value, provides guidance on the methods used to estimate fair value and increases disclosures about estimates of fair value. The adoption of SFAS 157 has no effect on the Company’s financial position or results of operations.
     On January 1, 2008, the Company adopted Statement of Financial Accounting Standard (SFAS) 159, “The Fair Value Option for Financial Assets and Liabilities.” This statement permits entities to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company did not elect the fair value option for any of its eligible financial assets or liabilities, therefore the adoption of SFAS 159 had no effect on the Company’s financial position or results of operations.
     On June 16, 2008, the FASB issued FSP EITF 03-6-1, which requires the Company to consider unvested share-based payment awards that are entitled to receive dividends or dividend equivalents as participating securities in its computations of earnings per share. The Company adopted FSP EITF 03-6-1 in the first quarter of 2009; however, the adoption requires retrospective application to prior period earnings per share amounts as they are presented. The Company has revised its presentation of its earnings per share and weighted average shares outstanding to reflect this change and has retrospectively adjusted all comparative prior period information provided herein on this basis.
Note 3: Discontinued Operations
     On February 8, 2008, the Company completed the spin-off of its former newspaper businesses and related assets into A. H. Belo Corporation (A. H. Belo), which has its own management and board of directors. The spin-off was accomplished by transferring the subject assets and liabilities to A. H. Belo and distributing a pro-rata, tax-free dividend to the Company’s shareholders of 0.20 shares of A. H. Belo Series A common stock for every share of Belo Series A common stock, and 0.20 shares of A. H. Belo Series B common stock for every share of Belo Series B common stock owned as of the close of business on January 25, 2008.
     Except as noted below, the Company has no further ownership interest in A. H. Belo or in any newspaper businesses or related assets, and A. H. Belo has no ownership interest in the Company or any television station businesses or related assets. Belo has not recognized any revenues or costs generated by A. H. Belo that would have been included in its financial results were it not for the spin-off. Belo’s relationship with A. H. Belo is governed by a separation and distribution agreement, a services agreement, a tax matters agreement, employee matters agreement, and certain other agreements between the two companies or their respective subsidiaries as discussed below. Belo and A. H. Belo also co-own certain downtown Dallas, Texas real estate and other investment assets and have some overlap in board members and shareholders. Although the services related to these agreements generate continuing cash flows between Belo and A. H. Belo, the amounts are not considered to be significant to the ongoing operations of either company. In addition,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
the agreements and other relationships do not provide Belo with the ability to significantly influence the operating or financial policies of A. H. Belo and, therefore, do not constitute significant continuing involvement. Therefore, the classification of historical information for the newspaper businesses and related assets as discontinued operations is appropriate.
The historical operations of the newspaper businesses and related assets are included in discontinued operations in the Company’s financial statements. Below is the summary financial information of discontinued operations.
Statements of discontinued operations for the period from January 1, 2008 through February 8, 2008, the date of the spin-off, and the years ended December 31, 2007 and 2006:

	2008	2007	2006
Net revenues	$64,869	$738,669	$817,733
Total operating costs and expenses	72,319	1,056,121	762,003

Income (loss) from discontinued operations	(7,450)	(317,452)	55,730
Other income and expense, net	101	5,223	2,236

Earnings (loss) from discontinued operations before income taxes	(7,349)	(312,229)	57,966
Income taxes	2,353	11,281	22,819

Net income (loss) from discontinued operations	$(4,996)	$(323,510)	$35,147

There were no assets and liabilities of discontinued operations as of December 31, 2008. Assets and liabilities of discontinued operations as of December 31, 2007 are as follows:

Assets

Current assets:
Current assets:
Cash and temporary cash investments	$7,790
Accounts receivable, net	90,578
Other current assets	28,342

Total current assets from discontinued operations	126,710

Property, plant and equipment, net	314,444
Intangible assets, net	40,425
Goodwill	119,668
Other assets	36,651

Total long-term assets from discontinued operations	511,188

Total assets from discontinued operations	$637,898

Liabilities

Current liabilities:
Accounts payable	$28,491
Accrued expenses	49,661
Other current liabilities	27,903

Total current liabilities from discontinued operations	106,055

Deferred income taxes	20,329
Other liabilities	26,598

Total long-term liabilities from discontinued operations	46,927

Total liabilities of discontinued operations	$152,982

     As of February 8, 2008, the Company settled certain intercompany indebtedness between and among Belo and subsidiaries of Belo Holdings, Inc. Belo Holdings, Inc. is a subsidiary of Belo. The Company settled accounts through

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
offsets, contributions of such indebtedness to the capital of the debtor subsidiaries, distributions by creditor subsidiaries and other non-cash transfers. As of the effective time of the spin-off, the Company had contributed to the capital of A. H. Belo and its subsidiaries the net intercompany indebtedness owed to the Company by A. H. Belo and its subsidiaries and A. H. Belo assumed the indebtedness owed by the Company to the A. H. Belo subsidiaries. Additionally, Belo incurred $4,659 and $9,267 of expenses for the year ended December 31, 2008 and 2007, respectively, related to the spin-off.
     Concurrent with the spin-off, on February 8, 2008, the Company amended its senior revolving credit facility to reduce the capacity under the credit facility from $1,000,000 to $600,000. The terms of the amended credit facility are more fully described in Note 9. In the first quarter of 2008, Belo recorded a charge of $848 related to the write-off of debt issuance costs connected to the amendment. These costs are included in interest expense.
     In connection with the Company’s spin-off of A. H. Belo, the Company entered into a separation and distribution agreement, a services agreement, a tax matters agreement, an employee matters agreement, which allocates liabilities and responsibilities regarding employee compensation and benefit plans and related matters, and other agreements with A. H. Belo or its subsidiaries. In the separation and distribution agreement, effective as of the spin-off date, Belo and A. H. Belo indemnify each other and certain related parties, from all liabilities existing or arising from acts and events occurring, or failing to occur (or alleged to have occurred or to have failed to occur) regarding each other’s businesses, whether occurring before, at or after the effective time of the spin-off; provided, however, that under the terms of the separation and distribution agreement, the Company and A. H. Belo will share equally in any liabilities, net of any applicable insurance, resulting from certain circulation-related lawsuits. See Note 14.
     Under the services agreement, the Company and A. H. Belo (or their respective subsidiaries) provide each other various services and/or support for a period of up to two years after the spin-off date. Payments made or other consideration provided in connection with all continuing transactions between the Company and A. H. Belo will be on an arms-length basis or on a basis consistent with the business purpose of the parties. During 2008, the Company provided $1,817 in services to A. H. Belo and A. H. Belo provided $18,579 in information technology and Web-related services to the Company.
     The tax matters agreement sets out each party’s rights and obligations with respect to deficiencies and refunds, if any, of federal, state, local, or foreign taxes for periods before and after the spin-off and related matters such as the filing of tax returns and the conduct of IRS and other audits. Under this agreement, the Company will be responsible for all income taxes prior to the spin-off, except that A. H. Belo will be responsible for its share of income taxes paid on a consolidated basis for the period of January 1, 2008 through February 8, 2008. A. H. Belo will also be responsible for its income taxes incurred after the spin-off. In addition, even though the spin-off otherwise qualifies for tax-free treatment to shareholders, the Company (but not its shareholders) recognized for tax purposes approximately $51,900 of previously deferred intercompany gains in connection with the spin-off, resulting in a federal income tax obligation of $17,954, and a state tax of $802. If such gains are adjusted in the future, then the Company and A. H. Belo shall be responsible for paying the additional tax associated with any increase in such gains in the ratio of one-third and two-thirds, respectively. With respect to all other taxes, the Company will be responsible for taxes attributable to the television businesses and related assets, and A. H. Belo will be responsible for taxes attributable to the newspaper businesses and related assets. In addition, the Company will indemnify A. H. Belo and A. H. Belo will indemnify the Company, for all taxes and liabilities incurred as a result of post-spin-off actions or omissions by the indemnifying party that affect the tax consequences of the spin-off, subject to certain exceptions.
     The employee matters agreement allocates liabilities and responsibilities relating to employee compensation and benefits plans and programs and other related matters in connection with the spin-off, including, without limitation, the treatment of outstanding Belo equity awards, certain outstanding annual and long-term incentive awards, existing deferred compensation obligations, and certain retirement and welfare benefit obligations.
     The Company’s Dallas/Fort Worth television station, WFAA-TV, and The Dallas Morning News, owned by A. H. Belo, provide media content, cross-promotion, and other services to the other on a mutually agreed upon basis. That sharing is expected to continue for the foreseeable future under the agreements discussed above. Prior to the spin-off, The Dallas Morning News and WFAA shared media content at no cost. In addition, the Company and A. H. Belo co-own certain downtown Dallas, Texas real estate through a limited liability company formed in connection with the spin-off and several investments in third-party businesses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 4: Goodwill and Intangible Assets
     As of December 31, 2008 and 2007, the Company had $967,543 and $1,279,154, respectively, in FCC licenses which are indefinite-lived intangible assets not subject to amortization. Based on the results of its annual impairment tests of FCC licenses as of December 31, 2008, the Company recorded a non-cash impairment charge of $311,611 in the fourth quarter of 2008. Of the total charge, $91,170 related to the San Antonio, Texas market, $76,435 related to the Seattle, Washington market, $53,221 related to the Austin, Texas market, $28,758 related to the Louisville, Kentucky market, $28,506 related to the St. Louis, Missouri market, $14,305 related to the Portland, Oregon market, $11,139 related to the Spokane, Washington market and $8,077 related to the Tucson, Arizona market. Based on assessments performed as of December 31, 2007, the Company recorded a non-cash impairment charge of $14,363 related to the FCC license in the Louisville, Kentucky market. Based on the results of its assessments performed as of December 31, 2006, the Company determined that no impairments of FCC licenses existed in 2006.
     As of December 31, 2008 and 2007, the Company had $423,873 and $774,413 in goodwill, respectively. Based on the results of its annual impairment tests of goodwill as of December 31, 2008, the Company recorded non-cash impairment charges of $350,540 in the fourth quarter of 2008. Of the total charge, $114,454 related to the Seattle, Washington market, $85,019 related to the Phoenix, Arizona market, $81,950 related to the Portland, Oregon market, $54,669 related to the St. Louis, Missouri market, and $14,449 related to the Spokane, Washington market. Based on the Company’s annual impairment tests of goodwill as of December 31, 2007 and 2006, the Company determined that no impairments of goodwill existed in 2007 and 2006.
     The impairment charges related to goodwill and FCC licenses in 2008, and FCC licenses in 2007, resulted primarily from a decline in the estimated fair value of the individual businesses, principally due to lower projected cash flows, particularly in the first few years of the projection versus historical estimates. These lower projected cash flows reflect the current economic and advertising downturn.
     A summary of the changes in the Company’s recorded goodwill is below:

	2008	2007
	(As Restated)	(As Restated)

Balance at January 1,	$774,413	$773,257
Purchase of WUPL-TV	—	1,156
Goodwill impairment	(350,540)	—

Balance at December 31	$423,873	$774,413

     Through the first quarter of 2007, the Company had one finite-life intangible asset that was subject to amortization. This intangible asset, a market alliance, was amortized on a straight-line basis over five years. This intangible asset is fully amortized. The amortization expense for this intangible asset was $442 and $1,766 for the years ended December 31, 2007 and 2006, respectively. There was no amortization expense recorded in 2008.
Note 5: Long-Term Incentive Plan
     Belo has a long-term incentive plan under which awards may be granted to employees and outside directors in the form of non-qualified stock options, incentive stock options, restricted shares, restricted stock units, performance shares, performance units or stock appreciation rights. In addition, options may be accompanied by stock appreciation rights and limited stock appreciation rights. Rights and limited rights may also be issued without accompanying options. Cash-based bonus awards are also available under the plan. The Company believes that the long-term incentive plan better aligns the interests of its employees with those of its shareholders. Shares of common stock reserved for future grants under the plan were 5,345,908, 8,557,470, and 7,039,483 at December 31, 2008, 2007 and 2006, respectively.
     Under the long-term incentive plan, the compensation cost that has been charged against income from continuing operations for the years ended December 31, 2008, 2007 and 2006 was $3,411, $11,098 and $9,870, respectively. Compensation cost related to employees of A. H. Belo is reflected in discontinued operations. See Note 3. The total income tax benefit for continuing operations recognized in the consolidated statements of operations for share-based compensation arrangements was $1,249, $3,936 and $3,497 for the years ended December 31, 2008, 2007 and 2006, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     In December 2004, the FASB issued SFAS 123R, “Share-Based Payment.” SFAS 123R is a revision of SFAS 123, “Accounting for Stock Based Compensation”. SFAS 123R supersedes Accounting Principles Board (APB) Opinion 25, “Accounting for Stock Issued to Employees”, and amends SFAS 95, “Statement of Cash Flows”. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements.
Options
     The non-qualified options granted to employees and outside directors under Belo’s long-term incentive plan become exercisable in cumulative installments over periods of one to three years and expire after 10 years. The fair value of each option award granted is estimated on the date of grant using the Black-Scholes-Merton valuation model that uses the assumptions noted in the following table. Volatility is calculated using an analysis of historical volatility. The Company believes that the historical volatility of the Company’s stock is the best method for estimating future volatility. The expected lives of options are determined based on the Company’s historical share option exercise experience using a rolling one-year average. The Company believes the historical experience method is the best estimate of future exercise patterns currently available. The risk-free interest rates are determined using the implied yield currently available for zero-coupon U.S. government issues with a remaining term equal to the expected life of the options. The expected dividend yields are based on the approved annual dividend rate in effect and current market price of the underlying common stock at the time of grant.

	2008	2007	2006

Weighted average grant date fair value	$1.00	$6.01	$4.71
Weighted average assumptions used:
Expected volatility	40.5%	27.2%	24.9%
Expected lives	5 yrs	9 yrs	6 yrs
Risk-free interest rates	3.03%	4.66%	4.74%
Expected dividend yields	10.82%	2.51%	2.54%
     A summary of option activity under the long-term incentive plan for the three years ended December 31, 2008, is included in the following table:

	2008		2007		2006
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price	Options	Price
Outstanding at January 1	12,484,648	$16.84	14,757,498	$17.16	16,270,228	$16.95
Granted	1,459,289	$5.59	85,237	$15.91	369,330	$14.87
Exercised	—	$—	(709,214)	$14.60	(1,581,844)	$14.34
Canceled	(1,046,664)	$15.17	(1,648,873)	$20.56	(300,216)	$18.10

Outstanding at December 31	12,897,273	$15.71	12,484,648	$16.84	14,757,498	$17.16

Vested and exercisable at December 31	11,371,641	$17.02	12,021,912	$16.86	13,448,418	$17.10

Weighted average remaining contractual term (in years)	4.4		4.4		4.9

     Options granted under the long-term incentive plan are granted where the exercise price equals the closing stock price on the day of grant therefore the options outstanding have no intrinsic value until exercised. The total intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006 is as follows:

2008	$—
2007	2,085
2006	1,805

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     The following table summarizes information (net of estimated forfeitures) related to stock options outstanding at December 31, 2008:

	Number of	Weighted Average	Weighted Average	Number of	Weighted Average
Range of	Options	Remaining	Exercise	Options	Exercise
Exercise Prices	Outstanding(a)	Life (years)	Price	Exercisable	Price

$1 — 14	5,110,421	4.68	$11.78	3,627,390	$14.10
$15 — 17	4,222,897	3.20	$16.33	4,160,490	$16.33
$18 — 23	3,505,842	5.25	$20.84	3,505,842	$20.84

$1 — 23	12,838,860	4.35	$15.75	11,293,722	$17.02

(a)	Comprised of Series B shares
     As of December 31, 2008, there was $690 of total unrecognized compensation cost related to non-vested options which is expected to be recognized over a weighted average period of 2.33 years.
     In connection with the spin-off of A. H. Belo on February 8, 2008, holders of outstanding Belo options received an adjusted Belo option for the same number of shares of Belo common stock as held before but with a reduced exercise price based on the closing price on February 8, 2008. Holders also received one new A. H. Belo option for every five Belo options held as of the spin-off date (the distribution ratio) with an exercise price based on the closing share price on February 8. Following the spin-off, there were 12,477,448 Belo options outstanding at the weighted average exercise price of $16.84, of which 12,016,662 options were exercisable at a weighted average exercise price of $16.86. As of December 31, 2008, Belo employees held 8,270,427 Belo options and 1,362,993 A. H. Belo options.
Restricted Stock Units (RSUs)
     Under the long-term incentive plan, the Company’s Board of Directors has awarded restricted stock units (RSUs). The RSUs have service and/or performance conditions and vest over a period of one to three years. Upon vesting, the RSUs will be redeemed with 60 percent in Belo’s Series A common stock and 40 percent in cash. A liability has been established for the cash portion of the redemption. During the vesting period, holders of service-based RSUs and RSUs with performance conditions where the performance conditions have been met participate in the Company’s dividends declared by receiving payments for dividend equivalents. Such dividend equivalents are recorded as components of the Company’s share-based compensation. The RSUs do not have voting rights.
     A summary of RSU activity under the long-term incentive plan for the three years ended December 31, 2008, is summarized in the following table.

	2008		2007		2006
		Weighted		Weighted		Weighted
	Number of	Average	Number of	Average	Number of	Average
	RSUs	Price	RSUs	Price	RSUs	Price
Outstanding at January 1	1,948,860	$14.77	1,388,206	$15.64	364,900	$17.31
Granted	358,834	$7.45	813,583	$13.76	1,036,756	$15.07
Vested	(226,472)	$15.35	(127,863)	$17.10	—	$—
Canceled	(25,059)	$15.17	(125,066)	$15.39	(13,450)	$17.07

Outstanding at December 31	2,056,163	$13.43	1,948,860	$14.77	1,388,206	$15.64

Vested at December 31	—	—	—	$—	—	$—
     The fair value of the RSUs granted is determined using the closing trading price of the Company’s shares on the grant date. The weighted-average grant-date fair value of the RSUs granted during the years ended December 31, 2008, 2007 and 2006, was $7.45, $13.76 and $15.07, respectively. During 2008, 358,834 of RSUs were converted to shares of stock and $1,177 in share-based liabilities were paid. During 2007, 127,863 of RSUs were converted to shares of stock and $948 in share-based liabilities were paid. No RSUs were converted to shares of stock during the year ended December 31, 2006. As of December 31, 2008, there was $5,319 of total unrecognized compensation cost related to non-vested RSUs. The compensation cost is expected to be recognized over a weighted-average period of 1.57 years.
     In connection with the spin-off of A. H. Belo, holders of Belo RSUs retained their existing RSUs and also received restricted stock unit awards of A. H. Belo common stock. The number of A. H. Belo restricted shares awarded to Belo’s

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
RSU holders was determined using the distribution ratio. Subsequent to the spin-off, Belo and A. H. Belo recognize compensation cost related to all unvested modified awards for those employees that provide service to each respective entity. As of December 31, 2008, Belo employees held 1,272,650 Belo RSUs and 184,886 A. H. Belo RSUs.
Note 6: Defined Contribution Plans
     Belo sponsors a defined contribution plan established effective October 1, 1989. The defined contribution plan covers substantially all employees of the Company. Participants may elect to contribute a portion of their pretax compensation as provided by the Plan and Internal Revenue Service (IRS) regulations. The maximum pretax contribution an employee can make is 100% of his or her annual eligible compensation (less required withholdings and deductions) up to statutory limits. Belo’s employees participate in the defined contribution plan under the Star Plan (for employees who did not elect to continue participation in Belo’s defined benefit pension plan (Pension Plan) when it was frozen to new participants in July 2000, or who started with Belo after July 1, 2000); or under the Classic Plan (for employees who elected to continue participation in Belo’s defined benefit pension plan). See Note 7 for further discussions of Belo’s defined benefit pension plan. Belo currently matches a specified percentage of employees’ contributions under the plans. Prior to April 1, 2007, participants in the Star Plan received an amount equal to two percent of their compensation, subject to limitations. From April 1, 2007 through to December 31, 2008, Belo contributed an amount equal to two percent of the compensation paid to eligible employees of both plans, subject to limitations. Effective January 1, 2009, this two percent contribution becomes discretionary.
     Belo’s contributions to its defined contribution plans totaled $9,641, $9,381 and $7,659 in 2008, 2007 and 2006, respectively. During 2006, a portion of this contribution was made in Belo common stock. The Company issued 4,603 and 530,076 shares of Series A common stock in conjunction with these contributions during the years ended December 31, 2007, and 2006, respectively. Effective January 1, 2007, the defined contribution plan was amended such that matching contributions were paid in cash and no longer partially paid in the Company’s stock.
     Effective as of February 8, 2008, the Company transferred the vested and non-vested account balances of A. H. Belo employees and former employees from the Company’s defined contribution plan to a defined contribution plan established and sponsored by A. H. Belo. Effective with this transfer, A. H. Belo assumed and became solely responsible for all liabilities of the Company’s defined contribution plan with respect to A. H. Belo’s employees and former employees. Subsequent to the transfer, A. H. Belo and its subsidiaries ceased to be participating employers in the Company’s defined contribution plan.
     In March 2007, Belo froze benefits under the Pension Plan. See Note 7. As part of the curtailment of the Pension Plan, the Company is providing transition benefits to affected employees, including supplemental contributions to the Belo pension transition supplement plans, which are defined contribution plans, for a period of up to five years. As a result, during the years ended December 31, 2008 and 2007, the Company accrued supplemental pension transition contributions for these plans totaling $3,844 and $2,889, respectively.
     Prior to February 8, 2008, A. H. Belo established A. H. Belo pension transition supplement plans, defined contribution plans. Concurrent with the date that the Company made its contribution to the Company’s pension transition supplement defined contribution plans for the 2007 plan year, the Company transferred the vested and non-vested account balances of A. H. Belo employees and former employees to A. H. Belo’s pension transition supplement defined contribution plans. Effective with this transfer, A. H. Belo assumed and became solely responsible for all liabilities for plan benefits of the Company’s pension transition supplement defined contribution plans with respect to A. H. Belo’s employees and former employees. A. H. Belo reimbursed the Company for the aggregate contribution made by the Company to its pension transition supplement defined contribution plans for the 2007 plan year for the account of A. H. Belo employees and former employees.
     Belo also sponsors non-qualified defined contribution retirement plans for certain employees. Expense recognized in 2008, 2007 and 2006 for these plans was $23, $1,750 and $1,052, respectively. In January 2008, the plans were suspended and balances totaling $8,525 were transferred to the participants prior to the spin-off of A. H. Belo.
Note 7: Defined Benefit Pension and Other Post Retirement Plans
     Some of the Company’s employees participated in Belo’s Pension Plan, which covered employees who elected to continue participation in the plan when it was frozen to new participants in 2000 (for employees other than members of the Providence newspaper guild) and in 2004 (for members of the Providence newspaper guild). The benefits are based on years of service and the average of the employee’s five consecutive years of highest annual compensation earned

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
during the most recently completed ten years of employment. Certain information regarding Belo’s Pension Plan is included below.
     Belo froze benefits under the Pension Plan effective March 31, 2007. As part of the curtailment of the Pension Plan, Belo and A. H. Belo provide transition benefits to affected employees, including the granting of five years of additional credited service under the Pension Plan and supplemental contributions for a period of up to five years to a defined contribution plan. As a result, the Company recorded a curtailment loss of $4,082 in the fourth quarter of 2006, included in salaries, wages and employee benefits in the accompanying consolidated statement of operations, which represents the previously unrecognized prior service cost associated with years of credited service which is now no longer expected to be earned.
     On December 31, 2006, the Company adopted the recognition and disclosure provisions of SFAS 158. SFAS 158 requires the Company to recognize the funded status (the difference between the fair value of plan assets and the projected benefit obligations) of its Pension Plan in the December 31, 2006 consolidated balance sheet, with a corresponding adjustment to accumulated other comprehensive income, net of tax. The adjustment to accumulated other comprehensive income at adoption of SFAS 158 represents the remaining net unrecognized actuarial losses as of December 31, 2006. These amounts are be subsequently recognized as net periodic pension cost pursuant to the Company’s historical accounting policy for amortizing such amounts. Further, actuarial gains and losses that arise in subsequent periods and which are not recognized as a component of net periodic pension cost in the same periods are recognized on the same basis as net actuarial losses included in accumulated other comprehensive income at adoption of SFAS 158.
     Because the Company has curtailed all benefits under the Pension Plan as discussed above, the adoption of SFAS 158 had no effect on the Company’s financial position as of December 31, 2006. In addition, the adoption of SFAS 158 had no effect on the Company’s consolidated statement of operations for the year ended December 31, 2006, and it will not affect the Company’s results of operations in future periods.
     The reconciliation of the beginning and ending balances of the projected benefit obligation and the fair value of plans assets for the years ended December 31, 2008 and 2007, and the accumulated benefit obligation at December 31, 2008 and 2007, are as follows:

	2008	2007

Funded Status
Projected Benefit Obligation
As of January 1	$451,058	$497,626
Actuarial (gains)loss	31,958	(58,827)
Service cost	—	1,860
Interest cost	32,603	28,947
Benefits paid	(20,198)	(18,548)

As of December 31	$495,421	$451,058

Fair Value of Plan Assets
As of January 1	$453,646	$451,239
Actual return on plan assets	(130,568)	20,955
Benefits paid	(20,198)	(18,548)

As of December 31	302,880	453,646

Funded Status as of December 31	$(192,541)	$2,588

Accumulated Benefit Obligation	$495,421	$451,058

     Amounts recognized in the consolidated balance sheets as of December 31, 2008 and 2007 consist of:

	2008	2007

Non-current prepaid pension cost	$—	$2,588
Non-current accrued pension liability	192,541	—
Accumulated other comprehensive loss	210,359	9,916

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Belo’s pension costs and obligations are calculated using various actuarial assumptions and methodologies as prescribed under SFAS 87. To assist in developing these assumptions and methodologies, Belo uses the services of an independent consulting firm. To determine the benefit obligations, the assumptions the Company uses include, but are not limited to, the selection of the discount rate. In determining the discount rate assumption, the Company used a measurement date of December 31, 2008 and constructed a portfolio of bonds to match the benefit payment stream that is projected to be paid from the Company’s pension plans. The benefit payment stream is assumed to be funded from bond coupons and maturities as well as interest on the excess cash flows from the bond portfolio. The discount rate used to determine benefit obligations for the Pension Plan as of December 31, 2008 and 2007, was 6.88 percent and 6.85 percent, respectively.
     To compute the Company’s net periodic benefit cost in the year ended December 31, 2008, the Company uses actuarial assumptions which include a discount rate, an expected long-term rate of return on plan assets. The discount rate applied in this calculation is the rate used in computing the benefit obligation as of the end of the preceding year. The expected long-term rate of return on plan assets assumption is based on the weighted average expected long-term returns for the target allocation of plan assets as of the measurement date, the end of the year, and was developed through analysis of historical market returns, current market conditions and the Pension Plan assets’ past experience. Although the Company believes that the assumptions used are appropriate, differences between assumed and actual experience may affect the Company’s operating results.
     Weighted average assumptions used to determine net periodic benefit cost for years ended December 31, 2008, 2007 and 2006 are as follows:

	2008	2007	2006

Discount rate	6.85%	6.00%	5.75%
Expected long-term rate of return on assets	8.50%	8.50%	8.50%
Rate of increase in future compensation	N/A	N/A	4.20%
     The net periodic pension cost (credit) for the years ended December 31, 2008, 2007 and 2006 includes the following components:

	2008	2007	2006

Service cost — benefits earned during the period	$—	$1,860	$11,343
Interest cost on projected benefit obligation	32,603	28,947	28,734
Expected return on plan assets	(37,916)	(36,386)	(34,026)
Amortization of net loss	—	1,425	7,186
Amortization of unrecognized prior service cost	—	—	616
Recognized curtailment loss	—	—	4,082

Net periodic pension cost (credit)	$(5,313)	$(4,154)	$17,935

     The estimated net actuarial loss for the Pension Plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2009 will be $5,405.
     The expected benefit payments, net of administrative expenses, under the plan are as follows:

2009	$25,254
2010	26,652
2011	28,055
2012	29,654
2013	31,586
     Belo’s funding policy is to contribute annually to the Pension Plan amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws, but not in excess of the maximum tax-deductible contribution. The Company made no contributions to the Pension Plan during 2008, 2007 or 2006. The Company does not expect to make contributions to the Pension Plan in 2009. There was no ERISA funding requirement in 2008, 2007 or 2006. No plan assets are expected to be returned to the Company during the fiscal year ending December 31, 2009.
     The primary investment objective of the Pension Plan is to ensure, over the long-term life of the plan, an adequate pool of assets to support the benefit obligations to participants, retirees and beneficiaries. A secondary objective of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
plan is to achieve a level of investment return consistent with a prudent level of portfolio risk that will minimize the financial effect of the Pension Plan on the Company.
     The Pension Plan weighted-average target allocation and actual asset allocations at December 31, 2008 or 2007 by asset category are as follows:

	Target	Actual
Asset category	Allocation	2008	2007

Domestic equity securities	60.0%	54.0%	59.7%
International equity securities	15.0%	15.6%	18.9%
Fixed income securities	25.0%	29.6%	20.9%
Cash	—	0.8%	0.5%

Total	100.0%	100.0%	100.0%

     Pension Plan assets do not include any Belo common stock at December 31, 2008 or 2007.
     Subsequent to the spin-off of A. H. Belo, the Company retained sponsorship of the Pension Plan and, jointly with A. H. Belo, administers benefits for the Belo and A. H. Belo current and former employees who participate in the Pension Plan in accordance with the terms of the Pension Plan. The spin-off will cause each A. H. Belo employee to have a separation from service for purposes of commencing benefits under the Pension Plan at or after age 55. As sponsor of the Pension Plan, the Company will be solely responsible for satisfying the funding obligations with respect to the Pension Plan and retains sole discretion to determine the amount and timing of any contributions required to satisfy such funding obligations. Belo also retains the right, in its sole discretion, to terminate the Pension Plan. A. H. Belo agreed to reimburse the Company for 60 percent of each contribution the Company makes to the Pension Plan.
     Belo also sponsors post-retirement benefit plans for certain employees. Expense for these plans recognized in 2008, 2007 and 2006 was $140, $224, and $599, respectively.
Note 8: Comprehensive Income (Loss)
     For each of the three years in the period ended December 31, 2008, total comprehensive income (loss) was comprised as follows:

	2008	2007	2006
	(As Restated)	(As Restated)

Net earnings (loss)	$(459,166)	$(250,012)	$130,526
Other comprehensive income (loss):
Minimum pension liability adjustments, net of taxes of $1,831 in 2006	—	—	3,401
Pension liability adjustments:
Amortization of actuarial loss, net of taxes of $499	—	(926)	—
Annual adjustment, net of taxes (benefit) of ($69,070) and $15,754 in 2008 and 2007, respectively	(128,273)	29,258	—

Other comprehensive income (loss)	(128,273)	28,332	3,401

Comprehensive income (loss)	$(587,439)	$(221,680)	$133,927

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 9: Long-Term Debt
     Long-term debt consists of the following at December 31, 2008 and 2007:

	2008	2007

8% Senior Notes Due November 1, 2008	$—	$350,000
6-3/4% Senior Notes Due May 30, 2013	215,765	249,090
7-3/4% Senior Debentures Due June 1, 2027	200,000	200,000
7-1/4% Senior Debentures Due September 15, 2027	240,000	250,000

Fixed-rate debt	655,765	1,049,090
Revolving credit agreement, including short-term unsecured notes	437,000	118,000
Uncommitted line of credit	—	1,050

Total	$1,092,765	$1,168,140

     The Company’s long-term debt maturities are as follows:

2009	$—
2010	—
2011	437,000
2012	—
2013 and thereafter	655,765

Total	$1,092,765

     The combined weighted average effective interest rate for these debt instruments was 5.1 percent and 7.3 percent as of December 31, 2008 and 2007, respectively. The weighted average effective interest for the fixed rate debt was 7.2 percent and 7.5 percent as of December 31, 2008 and 2007, respectively. At December 31, 2008 and 2007, the fair value of Belo’s fixed-rate debt was estimated to be $378,001 and $1,012,175, respectively, using quoted market prices and yields obtained through independent pricing sources, taking into consideration the underlying terms of the debt, such as the coupon rate and term to maturity. The decrease in the fair value is related to current market conditions and the associated change in the Company’s credit rating.
     In 2008, the Company redeemed the 8% Senior Notes due November 1, 2008 with borrowings under the credit facility. Additionally in 2008, the Company purchased $33,575 of the outstanding 6-3/4% Senior Notes due May 30, 2013 and $10,000 of the outstanding 7-1/4% Senior Debentures due September 15, 2027 for a total cost of $26,787. These purchases were funded with borrowings under the credit facility. In 2007, the Company redeemed the 7-1/8% Senior Notes due June 1, 2007 with borrowings under the credit facility and available cash. Subsequent to December 31, 2008, the Company purchased $14,000 of the outstanding 6-3/4% Senior Notes due May 30, 2013 for a total cost of $8,673.
     On February 26, 2009, the Company entered into an Amended and Restated $550,000 Five-Year Competitive Advance and Revolving Credit Facility Agreement with JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Banc of America Securities LLC, Bank of America, N.A. and other lenders, which matures upon expiration of the agreement in June 2011 (the 2009 Credit Agreement). The 2009 Credit Agreement amended and restated the Company’s existing Amended and Restated $600,000 Five-Year Competitive Advance and Revolving Credit Facility Agreement (the 2008 Credit Agreement). The amendment reduced the total amount of the Credit Agreement and modified certain other terms and conditions. The facility may be used for working capital and other general corporate purposes, including letters of credit. The 2009 Credit Agreement is guaranteed by the material subsidiaries of the Company. Revolving credit borrowings under the 2009 Credit Agreement bear interest at a variable interest rate based on either LIBOR or a base rate, in either case plus an applicable margin that varies depending upon the Company’s leverage ratio. Competitive advance borrowings bear interest at a rate obtained from bids selected in accordance with JPMorgan Chase Bank’s standard competitive advance procedures. Commitment fees of up to 0.5 percent per year of the total unused commitment, depending on the Company’s leverage ratio, accrue and are payable under the facility. The Company is required to maintain certain leverage and interest coverage ratios specified in the agreement. Beginning February 26, 2009, through June 30, 2010, the maximum allowed leverage ratio is 6.25. The maximum allowed leverage ratio decreases by 50 basis points in the third quarter of 2010. Beginning December 31, 2010, and through the term of the agreement, the maximum allowed leverage ratio is 5.00. From January 1, 2009, through March 31, 2010, the minimum required interest coverage ratio is 2.25. Beginning April 1, 2010, the minimum required interest coverage ratio increases

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
to 2.50. The 2009 Credit Agreement contains additional covenants that are usual and customary for credit facilities of this type, including limits on dividends, bond repurchases, acquisitions and investments. The Credit Agreement does not permit share repurchases. Under the covenant related to dividends, the Company may declare its usual and customary dividend if its leverage ratio is then below 4.75. At a leverage ratio between 4.75 and 5.25, the Company may declare a dividend not to exceed 50 percent of the usual and customary amount. The Company may not declare a dividend if its leverage ratio exceeds 5.25.
     On February 8, 2008, the date of the spin-off of A. H. Belo, the Company entered into the 2008 Credit Agreement. The 2008 Credit Agreement amended and restated the Company’s then existing Amended and Restated $1,000,000 Five-Year Competitive Advance and Revolving Credit Facility Agreement (the 2006 Credit Agreement). The amendment reduced the total amount of the Credit Agreement and modified certain other terms and conditions. Revolving credit borrowings under the 2008 Credit Agreement bore interest at a variable interest rate based on either LIBOR or a base rate, in either case plus an applicable margin that varied depending upon the rating of the Company’s senior unsecured long-term, non-credit enhanced debt. Competitive advance borrowings bore interest at a rate obtained from bids selected in accordance with JPMorgan Chase Bank’s standard competitive advance procedures. Commitment fees which depend on the Company’s credit rating, of up to 0.375 percent per year of the total unused commitment, accrued and were payable under the facility. The 2008 Credit Agreement contained usual and customary covenants for credit facilities of this type, including covenants limiting liens, mergers and substantial asset sales. The Company was required to maintain certain leverage and interest coverage ratios specified in the agreement. At December 31, 2008, the maximum allowed leverage ratio was 5.75 and the minimum required interest coverage ratio was 2.25, as specified in the agreement. At December 31, 2008, the Company was in compliance with all debt covenant requirements. As of December 31, 2008, the balance outstanding under the 2008 Credit Agreement was $437,000 and the weighted average interest rate was 1.9 percent and all unused borrowings were available for borrowing. This 2008 Credit Agreement was amended and restated in 2009, as discussed above.
     On June 7, 2006, the Company entered into the 2006 Credit Agreement with JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Banc of America Securities LLC, Bank of America, N.A. and other lenders. The 2006 Credit Agreement amended and restated the Company’s then existing $1,000,000 Five-Year Credit Agreement (the 2005 Credit Agreement) by, among other things, extending the term of the existing facility to June 2011. The Company was required to maintain certain leverage and interest coverage ratios specified in the agreement. As of December 31, 2007, the Company was in compliance with all debt covenant requirements. As of December 31, 2007, the balance outstanding under the 2006 Credit Agreement was $118,000. At December 31, 2007, all unused borrowings were available for borrowing. This 2006 Credit Agreement was amended and restated in 2008, as discussed above.
     Prior to the 2008 Credit Agreement amendment mentioned above, the Company had uncommitted lines of credit of $10,000. At December 31, 2007, there was $1,050 outstanding under the $10,000 line of credit. These borrowings were convertible at the Company’s option to revolving debt. Accordingly, such borrowings were classified as long-term in the Company’s financial statements. As of December 31, 2007, the weighted average interest rate for borrowings under the line of credit and the 2006 Credit Agreement was 6.1 percent.
     In May 2006, Belo issued $250,000 of 6-3/4% Senior Notes due May 30, 2013 at a premium of approximately $1,118. Interest on these 6-3/4% Senior Notes is due semi-annually on November 30 and May 30 of each year. The Company may redeem the 6-3/4% Senior Notes at its option at any time in whole or from time to time in part at a redemption price calculated in accordance with the indenture under which the notes were issued. The net proceeds were used to repay debt previously outstanding under Belo’s revolving credit facility, with the remaining proceeds invested in cash and temporary cash investments. The $1,118 discount associated with the issuance of these 6-3/4% Senior Notes is being amortized over the term of the 6-3/4% Senior Notes using the effective interest rate method. As of December 31, 2008, the unamortized premium was $660.
     During 2008, 2007 and 2006, cash paid for interest, net of amounts capitalized, was $88,124, $95,447 and $94,710, respectively. At December 31, 2008, Belo had outstanding letters of credit of $10,407 issued in the ordinary course of business.
Note 10: Common and Preferred Stock
     The total number of authorized shares of common stock is 450,000,000 shares. The Company has two series of common stock outstanding, Series A and Series B, each with a par value of $1.67 per share. The Series A and Series B shares are identical except as noted herein. Series B shares are entitled to 10 votes per share on all matters submitted to a vote of shareholders, while the Series A shares are entitled to one vote per share. Series B shares are convertible at any

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
time on a one-for-one basis into Series A shares but Series A shares are not convertible into Series B shares. Shares of Belo’s Series A common stock are traded on the New York Stock Exchange (NYSE symbol: BLC). There is no established public trading market for shares of Series B common stock. Transferability of the Series B shares is limited to family members and affiliated entities of the holder. Upon any other type of transfer, the Series B shares automatically convert into Series A shares.
     On December 9, 2005, the Company’s Board of Directors authorized the repurchase of up to an additional 15,000,000 shares of the Company’s common stock. As of December 31, 2008, the Company had 13,030,716 remaining shares under this repurchase authority. There is no expiration date for this repurchase program. Additionally, through 2008, Belo had in place a stock repurchase program authorizing the purchase of up to $2,500 of Company stock annually. During 2008, no shares were purchased under this program. In December 2008, the Company terminated this program. All repurchased shares were retired in the year of purchase.
     For the three years in the period ended December 31, 2008, a summary of the shares repurchased under these authorities is as follows:

	2008	2007	2006

Shares repurchased	191,000	827,399	7,550,164
Aggregate cost of shares repurchased	$2,203	$17,152	$144,429

Note 11: Earnings Per Share
     Potential dilutive common shares were antidilutive as a result of the Company’s net loss from continuing operations for the twelve months ended December 31, 2008. As a result, basic weighted average shares were used in the calculations of basic net earnings per share and diluted earnings per share.
     The following table sets forth the reconciliation between weighted average shares used for calculating basic and diluted earnings per share for the three years in the period ended December 31, 2008. The Company has revised its presentation of its earnings per share to reflect the retrospective application of FSP EITF 03-6-1 (in thousands, except per share amounts):

	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
For the year ended December 31, 2008:

Net loss	$(459,166)
Less: Income to participating securities	(344)

Basic EPS:
Income available to common stockholders	(459,510)	102,219	$(4.50)

Effect of dilutive securities:
Options(a)	—	—
Restricted stock units (RSUs)	—	—

Diluted EPS:
Income available to common stockholders plus assumed conversions	$(459,510)	102,219	$(4.50)

(a)	For the year ended December 31, 2008, 12,897 options were excluded due to the net loss from continuing operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
For the year ended December 31, 2007:

Net loss	$(250,012)
Less: Income to participating securities	(843)

Basic EPS:
Income available to common stockholders	(250,855)	102,245	$(2.45)

Effect of dilutive securities:
Options(a)	—	175
RSUs	299	—

Diluted EPS:
Income available to common stockholders plus assumed conversions	$(250,556)	102,420	$(2.45)

(a)	For the year ended December 31, 2007, 12,318 options were excluded because they are anti-dilutive.

For the year ended December 31, 2006:

Net income	$130,526
Less: Income to participating securities	(864)

Basic EPS:
Income available to common stockholders	129,662	103,701	$1.25

Effect of dilutive securities:
Options(a)	—	110
RSUs	1	—

Diluted EPS:
Income available to common stockholders plus assumed conversions	$129,663	103,811	$1.25

(a)	For the year ended December 31, 2006, 14,648 options were excluded because they are anti-dilutive.
     All Series A and Series B shares and their equivalents are included in the computations of the earnings per share amounts because the Series A and Series B shares participate equally in the dividends and undistributed earnings of the Company.
Note 12: Income Taxes
     Income tax (benefit) expense for the years ended December 31, 2008, 2007 and 2006 consists of the following:

	2008	2007	2006
	(As Restated)	(As Restated)

Current
Federal	$42,800	$37,342	$46,390
State	3,064	4,338	(2,792)

Total current	45,864	41,680	43,598

Deferred
Federal	(106,991)	6,289	5,607
State	(5,915)	(3,839)	1,133

Total deferred	(112,906)	2,450	6,740

Total income tax (benefit) expense	$(67,042)	$44,130	$50,338

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Income tax (benefit) expense for the years ended December 31, 2008, 2007 and 2006 differs from amounts computed by applying the applicable U.S. federal income tax rate as follows:

	2008	2007	2006
	(As Restated)	(As Restated)

Computed expected income tax (benefit) expense	$(182,424)	$41,170	$51,001
State income tax (benefit) expense	(1,849)	(7)	1,916
Spin-off related tax charge	18,235	—	—
Texas margin tax adjustment	—	(785)	(3,486)
Goodwill impairment	97,166	—	—
Other	1,830	3,752	907

Total income tax (benefit) expense	$(67,042)	$44,130	$50,338
Effective income tax rate	12.9%	37.5%	34.5%

     In May 2006, the Texas legislature enacted a new law that reformed the Texas franchise tax system and replaced it with a new tax system, referred to as the Texas margin tax. The Texas margin tax was a significant change in Texas tax law because it generally made all legal entities subject to tax, including general and limited partnerships, while the prior franchise tax system applied only to corporations and limited liability companies. Belo conducts operations in Texas that are subject to the new Texas margin tax. The effective date of the Texas margin tax, which has been interpreted to be an income tax for accounting purposes, was January 1, 2008 for calendar year-end companies, and the initial computation of tax liability was based on 2007 revenues as adjusted for certain deductions.
     In accordance with provisions of SFAS 109, “Accounting for Income Taxes,” which requires that deferred tax assets and liabilities be adjusted for the effects of new tax legislation in the period of enactment, Belo recorded a reduction of income tax expense of $785 in the second quarter of 2007.
     Significant components of Belo’s deferred tax liabilities and assets as of December 31, 2008 and 2007 are as follows:

	2008	2007
	(As Restated)	(As Restated)

Deferred tax liabilities:
Excess tax amortization	$309,584	$423,415
Excess tax depreciation	11,679	28,611
Expenses deductible for tax purposes in a year different from the year accrued	9,640	9,930
Other	493	12,388

Total deferred tax liabilities	331,396	474,344
Deferred tax assets:
Deferred compensation and benefits	14,403	15,078
State taxes	10,376	9,854
Accrued pension liability	73,735	6,883
Expenses deductible for tax purposes in a year different from the year accrued	3,677	25,964
Other	—	3,498

Total deferred tax assets	102,191	61,277

Net deferred tax liability	$229,205	$413,067
     On January 1, 2007, the Company adopted FASB Interpretation (FIN) 48, “Accounting for Uncertainty in Income Taxes.” FIN 48, an interpretation of SFAS 109, “Accounting for Income Taxes,” clarifies the accounting and disclosure requirements for uncertainty in tax positions as defined by the standard. In connection with the adoption of FIN 48, the Company has analyzed its filing positions in all significant jurisdictions where it is required to file income tax returns for the open tax years in such jurisdictions. The Company has identified as major tax jurisdictions, as defined, its federal income tax return and its state income tax returns in five states. The Company’s federal income tax returns for the years subsequent to December 31, 2005, remain subject to examination. The Company’s income tax returns in major state income tax jurisdictions remain subject to examination for various periods subsequent to December 31, 2002. The Company currently believes that all significant filing positions are highly certain and that, more likely than not, all of its

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
significant income tax filing positions and deductions would be sustained. Therefore, the Company has no significant reserves for uncertain tax positions and no adjustments to such reserves were required upon the adoption of FIN 48. If interest and penalties are assessed, interest costs will be recognized in interest expense and penalties will be recognized in operating expenses.
Note 13: Commitments
     The Company has entered into commitments for broadcast rights that are not currently available for broadcast and are therefore not recorded in the financial statements. In addition, the Company has contractual obligations for capital expenditures that primarily relate to television broadcast equipment. The table below summarizes the following specified commitments of the Company as of December 31, 2008:

Nature of Commitment	Total	2009	2010	2011	2012	2013	Thereafter

Broadcast rights	$187,731	$63,288	$63,575	$46,220	$11,215	$1,575	$1,858
Capital expenditures and licenses	1,037	1,037	—	—	—	—	—
Non-cancelable operating leases	18,070	4,812	3,379	2,444	1,573	1,413	4,449

Total	$206,838	$69,137	$66,954	$48,664	$12,788	$2,988	$6,307

     Total lease expense for property and equipment was $8,268, $4,115 and $8,534 in 2008, 2007 and 2006, respectively.
Note 14: Contingent Liabilities
     Under the terms of the separation and distribution agreement between the Company and A. H. Belo, they will share equally in any liabilities, net of any applicable insurance, resulting from the circulation-related lawsuits described in the next two paragraphs below.
     On August 23, 2004, August 26, 2004, and October 5, 2004, respectively, three related lawsuits, now consolidated, were filed by purported shareholders of the Company in the United States District Court for the Northern District of Texas against the Company, Robert W. Decherd and Barry T. Peckham, a former executive officer of The Dallas Morning News. James M. Moroney III, an executive officer of The Dallas Morning News, was later added as a defendant. The complaints arise out of the circulation overstatement at The Dallas Morning News announced by the Company in 2004, alleging that the overstatement artificially inflated Belo’s financial results and thereby injured investors. No amount of damages has been specified. The plaintiffs seek to represent a purported class of shareholders who purchased Belo common stock between May 12, 2003 and August 6, 2004 and allege violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. On April 2, 2008, the court denied plaintiffs’ motion for class certification. On April 16, 2008, plaintiffs filed a petition with the United States Court of Appeals for the Fifth Circuit seeking permission to appeal that denial. On June 17, 2008, permission was granted, and plaintiffs are appealing the denial of class certification. On February 17, 2009, the Fifth Circuit notified counsel that it was scheduling oral arguments to hear plaintiffs’ appeal. The Company believes the complaints are without merit and intends to vigorously defend against them.
     On June 3, 2005, a shareholder derivative lawsuit was filed by a purported individual shareholder of the Company in the 191st Judicial District Court of Dallas County, Texas, against Robert W. Decherd, John L. Sander, Dunia A. Shive, Dennis A. Williamson, and James M. Moroney III; Barry T. Peckham; and Louis E. Caldera, Judith L. Craven, Stephen Hamblett, Dealey D. Herndon, Wayne R. Sanders, France A. Córdova, Laurence E. Hirsch, J. McDonald Williams, Henry P. Becton, Jr., Roger A. Enrico, William T. Solomon, Lloyd D. Ward, M. Anne Szostak and Arturo Madrid, current and former directors of the Company. The lawsuit makes various claims asserting mismanagement and breach of fiduciary duty related to the circulation overstatement at The Dallas Morning News. On May 30, 2007, after a prior discovery stay ended, the court issued an order administratively closing the case. Under the court’s order, the case is stayed and, as a result, no further action can be taken unless the case is reinstated. The court retained jurisdiction and the case is subject to being reinstated by the court or upon motion by any party. The court order was not a dismissal with prejudice.
     Pursuant to the separation and distribution agreement, A. H. Belo has agreed to indemnify the Company for any liability arising out of the following lawsuit.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     On October 24, 2006, 18 former employees of The Dallas Morning News filed a lawsuit against the The Dallas Morning News, the Company, and others in the United States District Court for the Northern District of Texas. The plaintiffs’ lawsuit alleges unlawful discrimination and ERISA violations and includes allegations relating to The Dallas Morning News circulation overstatement (similar to the circulation-related lawsuits described above). In June 2007, the court issued a memorandum order granting in part and denying in part defendants’ motion to dismiss. In August 2007, the court dismissed certain additional claims. A trial date, originally set in January 2009, has been reset to April 2010. The Company believes the lawsuit is without merit and intends to vigorously defend against it.
     In addition to the proceedings disclosed above, a number of other legal proceedings are pending against the Company, including several actions for alleged libel and/or defamation. In the opinion of management, liabilities, if any, arising from these other legal proceedings would not have a material adverse effect on the consolidated results of operations, liquidity or financial position of the Company.
Note 15: Supplemental Cash Flow Information
     Supplemental cash flow information for each of the three years in the period ended December 31, 2008 is as follows:

	2008	2007	2006

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$88,124	$95,447	$94,710
Income taxes paid, net of refunds	$37,331	$71,778	$67,727

Note 16: Quarterly Results of Operations (unaudited)
     Following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2008 and 2007. Certain previously reported information has been reclassified to conform to the current year presentation. Additionally, the Company has revised its presentation of earnings per share to reflect the retrospective application of FSP EITF 03-6-1.

				4thQuarter
	1st Quarter	2nd Quarter	3rd Quarter	(As Restated
	(As Adjusted)	(As Adjusted)	(As Adjusted)	and Adjusted)

2008
Net operating revenues	$174,827	$188,969	$170,823	$198,851

Operating costs and expenses
Station salaries, wages and employee benefits	62,149	57,179	56,523	55,405
Station programming and other operating costs	53,938	50,154	52,567	61,582
Corporate operating costs	9,090	6,618	5,954	10,573
Spin-related costs	4,249	410	—	—
Depreciation	10,884	10,324	11,025	10,660
Impairment charge	—	—	—	662,151

Total operating costs and expenses	140,310	124,685	126,069	800,371

Other income (expense), net	269	804	543	18,230
Interest expense	(22,744)	(21,495)	(21,188)	(17,666)
Income taxes	(22,922)	(17,214)	(9,672)	116,850
Loss from discontinued operations, net of tax	(4,499)	—	—	(497)

Net earnings (loss)	$(15,379)	$26,379	$14,437	$(484,603)

Basic earnings (loss) per share:
Earnings (loss) per share from continuing operations	$(.11)	$.25	$.14	$(4.74)
Earnings (loss) per share from discontinued operations	$(.04)	$—	$—	$—

Net earnings (loss) per share	$(.15)	$.25	$.14	$(4.74)

Diluted earnings per share:

Earnings (loss) per share from continuing operations	$(.11)	$.25	$.14	$(4.74)
Earnings (loss) per share from discontinued operations	$(.04)	$—	$—	$—

Net earnings (loss) per share	$(.15)	$.25	$.14	$(4.74)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

				4 th Quarter
	1 st Quarter	2 nd Quarter	3 rd Quarter	(As Restated
	(As Adjusted)	(As Adjusted)	(As Adjusted)	and Adjusted)

2007
Net operating revenues	$178,342	$198,229	$182,409	$217,976

Operating costs and expenses
Station salaries, wages and employee benefits	59,498	60,083	59,188	61,593
Station programming and other operating costs	52,366	55,865	52,638	60,527
Corporate operating costs	10,550	9,896	8,556	11,464
Spin-related costs	—	155	2,650	6,462
Depreciation	10,608	11,032	12,198	10,966
Amortization	442	—	—	—
Impairment charge	—	—	—	14,363

Total operating costs and expenses	133,464	137,031	135,230	165,375

Other income (expense), net	5,087	320	1,187	(328)
Interest expense	(24,151)	(24,248)	(23,608)	(22,487)
Income taxes	(10,038)	(13,106)	(9,805)	(11,181)
Earnings (loss) from discontinued operations, net of tax	(324)	12,257	3,805	(339,248)

Net earnings (loss)	$15,451	$36,422	$18,758	$(320,643)

Basic earnings (loss) per share:
Earnings per share from continuing operations	$.15	$.23	$.14	$.18
Earnings (loss) per share from discontinued operations	$—	$.12	$.04	$(3.32)

Net earnings (loss) per share	$.15	$.35	$.18	$(3.14)

Diluted earnings per share:

Earnings per share from continuing operations	$.15	$.23	$.14	$.18
Earnings (loss) per share from discontinued operations	$—	$.12	$.04	$(3.32)

Net earnings (loss) per share	$.15	$.35	$.18	$(3.14)